UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARVELL TECHNOLOGY GROUP LTD.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MARVELL TECHNOLOGY GROUP LTD.

May 29, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, scheduled to be held at the Hyatt Regency Hotel, Santa Clara Convention Center, 5101 Great America Parkway, Santa Clara, California 95054, on Friday, July 10, 2009 at 3:30 p.m. Pacific time.

As described in the accompanying notice of annual general meeting of shareholders and proxy statement, shareholders will be asked to (1) vote on the election of two Class 3 directors; and (2) re-appoint PricewaterhouseCoopers LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 30, 2010. Directors and executive officers will be present at the annual general meeting to respond to any questions that our shareholders may have regarding the business to be transacted.

In accordance with rules adopted by the U.S. Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders for the first time primarily over the Internet rather than in paper form. We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and our carbon footprint.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the annual general meeting, please vote as soon as possible. If you received notice of how to access the proxy materials over the Internet, you may vote electronically over the Internet. If you received a proxy card or voting instruction form in the mail along with other proxy materials, then by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the annual general meeting.

On behalf of our board of directors and all of our employees, I wish to thank you for your continued support.

Sincerely yours,

/s/ Dr. Sehat Sutardja

DR. SEHAT SUTARDJA

Chairman of the Board of Directors, President and Chief Executive Officer

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on July 10, 2009

The 2009 annual general meeting of shareholders of Marvell Technology Group Ltd., a Bermuda company, is scheduled to be held at the Hyatt Regency Hotel, Santa Clara Convention Center, 5101 Great America Parkway, Santa Clara, California 95054, on Friday, July 10, 2009 at 3:30 p.m. Pacific time for the following purposes:

1. To elect two Class 3 directors, who will hold office for a three-year term until the 2012 annual general meeting of shareholders or until their successors are duly elected and qualified;

2. To re-appoint PricewaterhouseCoopers LLP as our auditors and independent registered public accounting firm, and authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 30, 2010; and

3. To transact such other business as may properly come before the annual general meeting or any or all adjournments or postponements thereof.

We will also lay before the meeting our financial statements for the fiscal year ended January 31, 2009 pursuant to the provisions of the Bermuda Companies Act 1981 and our Bye-Laws as currently in effect.

Only shareholders of record as of the close of business on May 19, 2009 will be entitled to notice of, and to vote at, the annual general meeting and any adjournment or postponement thereof. Execution of a proxy will not in any way affect your right to attend the annual general meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker, bank or other nominee and you wish to attend the meeting and vote in person, you should request your broker, bank or other nominee to issue you a proxy covering your shares.

Your attention is directed to the accompanying proxy statement. Your vote is very important. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the board of directors,

/s/ Clyde R. Hosein

CLYDE R. HOSEIN

Chief Financial Officer, Interim Chief Operating Officer and Secretary

Santa Clara, California

May 29, 2009

Page
Introduction	1

Information Regarding Voting at the Annual General Meeting	1

Presentation of Financial Statements	4

Proposal No. 1 — Election of Directors	5

Board of Directors and Committees of the Board	6

Executive Compensation Committee Interlocks and Insider Participation	14

Executive Compensation	15

Security Ownership of Certain Beneficial Owners and Management	34

Related Party Transactions	36

Report of the Audit Committee	39

Proposal No. 2 — Re-Appointment of Auditors and Independent Registered Public Accounting Firm, and Authorization of the Audit Committee to Fix Remuneration	41

Information Concerning Independent Registered Public Accounting Firm	42

Shareholder Proposals and Nominations for the 2010 Annual General Meeting	43

Other Matters	43

Section 16(a) Beneficial Ownership Reporting Compliance	44

Annual Report on Form 10-K	44

MARVELL TECHNOLOGY GROUP LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 10, 2009

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the board of directors of Marvell Technology Group Ltd., a Bermuda company, of proxies for use at our 2009 annual general meeting of shareholders scheduled to be held at the Hyatt Regency Hotel, Santa Clara Convention Center, 5101 Great America Parkway, Santa Clara, California 95054, on Friday, July 10, 2009 at 3:30 p.m. Pacific time, and at any and all postponements and adjournments thereof.

INFORMATION REGARDING VOTING AT THE ANNUAL GENERAL MEETING

General

At the annual general meeting, the shareholders are being asked to consider and to vote upon: (1) the election of two Class 3 directors, who will hold office for a three-year term until the 2012 annual general meeting of shareholders or until their successors are duly elected and qualified (see “Proposal 1 — Election of Directors” at page 5 of this proxy statement); and (2) the re-appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 30, 2010 (see “Proposal 2 — Re-appointment of Auditors and Independent Registered Public Accounting Firm, and Authorization of the Audit Committee to Fix Remuneration” at page 41 of this proxy statement).

Your board of directors asks you to appoint Sehat Sutardja, Ph.D., our Chairman, President and Chief Executive Officer, and Clyde R. Hosein, our Chief Financial Officer, Interim Chief Operating Officer and Secretary, as your proxy holders to vote your shares at the annual general meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the annual general meeting in the manner specified therein or, if no instructions are marked on the proxy, as follows: FOR the two Class 3 director nominees and FOR the re-appointment of PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for our fiscal year ending January 30, 2010. Although management does not know of any other matter to be acted upon at the annual general meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their respective best judgment with respect to any other matters that may properly come before the annual general meeting.

We maintain our registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number in Bermuda is (441) 296-6395. The mailing address of our business offices in Bermuda is Argyle House, 41A Cedar Avenue, Hamilton, HM 12, Bermuda.

Electronic Availability of Proxy Materials for 2009 Annual General Meeting of Shareholders

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On May 29, 2009, we mailed to our shareholders (other than those who previously requested electronic or paper delivery or our shareholders of record) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement, our annual report on Form 10-K and a Shareholder Letter from our Chairman. The Notice of Internet Availability of Proxy Materials also instructs you on how to vote electronically over the Internet.

This new process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

If you are a shareholder of record you will continue to receive your proxy materials by regular mail. Our proxy statement for the 2009 annual general meeting of shareholders, our annual report on Form 10-K and a Letter from our Chairman are available at www.marvellproxy.com. These proxy materials were first mailed to shareholders of record on or about May 29, 2009.

Record Date

The record date for the annual general meeting has been set as Tuesday, May 19, 2009. Only shareholders of record as of such date will be entitled to notice of and to vote at the annual general meeting. On the record date, 618,958,805 shares, par value $0.002 per share (“common shares”), were outstanding. Each outstanding common share is entitled to one vote on each matter to be voted on at the annual general meeting. There is no cumulative voting in the election of directors. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Quorum

The presence, in person or by proxy, of two or more persons holding at least a majority of the voting power of the common shares issued and outstanding and entitled to vote is necessary to constitute a quorum at the annual general meeting. In the event there are not sufficient votes for a quorum at the time of the annual general meeting, the annual general meeting will stand adjourned for one week or otherwise as may be determined by our board of directors in accordance with our Second Amended and Restated Bye-Laws (the “Bye-Laws”) in order to permit the further solicitation of proxies.

Voting

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares and the proxy materials have been sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual general meeting.

Shareholders of record should complete and return proxy cards as soon as possible. To be valid, a proxy card must be completed in accordance with the instructions on it and received by 12:00 p.m. Eastern time on July 10, 2009 at the address indicated on the proxy card. No postage is required if the proxy is mailed in the enclosed postage-prepaid envelope within the United States to the address indicated on the proxy card.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials will either be forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record, or you can find where to access the proxy materials in the Notice of Internet Availability of Proxy Materials. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual general meeting. If Internet voting is available to you, you can find voting instructions in the Notice of Internet Availability of Proxy Materials or in the materials sent to you. If, however, you have elected to receive paper copies of our proxy materials from your broker, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form and mail it in the addressed, postage paid envelope provided. All forms of voting must be completed by 12:00 p.m. Eastern time on July 10, 2009, unless you intend to vote in person. Please be aware that if you vote over the Internet, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Abstentions and Broker Non-Votes

With regard to the matters scheduled to come before the annual general meeting, votes may be cast in favor or against. A shareholder may also abstain. An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. The required vote is, assuming the presence of a quorum, a majority of votes cast. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. However, abstentions and broker non-votes are not considered negative votes under the Bermuda Companies Act 1981 (the “Act”) and the Bye-Laws, and as such none will effect the calculation of the requisite vote with respect to any of the proposals at this year’s annual general meeting.

The term broker non-vote refers to shares held by a broker or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

The election of directors and the proposal to re-appoint PricewaterhouseCoopers as our auditors and independent registered public accounting firm for the current fiscal year should be considered routine matters. To the extent your brokerage firm votes your shares on your behalf on either or both of these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

Attending the Annual General Meeting

If your shares are held in the name of your broker, bank or other nominee and you plan to attend the annual general meeting, please bring a proxy from your broker, bank or other nominee with you to the meeting. If you are a shareholder of record, no proof is required.

Revocation of Proxies

Execution of a proxy will not in any way affect a shareholder’s right to attend the annual general meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised. A proxy may be revoked by:

•	delivering a written notice of revocation to our Secretary at Argyle House, 41A Cedar Avenue, Hamilton, HM 12, Bermuda, prior to the commencement of the annual general meeting;

•	entering a new vote over the Internet or by delivering another proxy card at a later date; or

•	voting in person at the annual general meeting.

Solicitation

We are making this solicitation, and will bear the entire cost of preparing, assembling and mailing the proxy materials. Our directors, officers and other employees may solicit proxies by mail, telephone, e-mail or in person. These persons will receive no additional compensation for these services. We have retained Georgeson, Inc. to assist us in the solicitation of proxies. Georgeson will receive a fee of $6,500 for such services plus out-of-pocket expenses, which fees and expenses will be paid by us. Brokerage houses and other nominees, fiduciaries and custodians nominally holding common shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable charges and expenses in connection therewith.

Voting Results

All votes will be tabulated by the inspector of election appointed for the annual general meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. We will announce preliminary results at the annual general meeting. We will report final results in our first quarterly report on Form 10-Q filed after the date of the annual general meeting.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Act and Bye-Law 73 of the Bye-Laws, our audited consolidated financial statements for the fiscal year ended January 31, 2009 will be presented at the annual general meeting. These statements have been approved by our board of directors. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Bye-Laws provide for not less than two directors or such number in excess thereof as our board of directors may determine. The number of directors is currently fixed at nine. The number of directors currently serving on our board of directors is six. There is currently three vacancies on our board of directors. Assuming the election of two Class 3 directors, immediately thereafter there will remain three vacancies on our board of directors.

Our board of directors is currently divided into three classes, with Class 1 having one member, Class 2 having three members and Class 3 having two members. One class of our board of directors is elected by the shareholders each year. Each class serves staggered three-year terms, which means that as a general matter only one class of directors is elected at each annual general meeting with the other classes continuing for the remainder of their respective terms. At the annual general meeting, shareholders will be asked to vote on the election of two Class 3 directors. The nominees for Class 3 directors elected at the annual general meeting will hold office for a three-year term until the 2012 annual general meeting of shareholders or until their successors are duly elected and qualified. Directors may only be removed for cause by a special resolution of our shareholders, pursuant to the terms of the Bye-Laws.

Our nominees for the Class 3 directors are Dr. Sehat Sutardja and Dr. Pantas Sutardja. Biographical information for each of our nominees can be found on page 6 of this proxy statement. We have been advised that Dr. Sehat Sutardja and Dr. Pantas Sutardja are willing to be named as such herein and are willing to serve as directors if elected. However, if Dr. Sehat Sutardja and Dr. Pantas Sutardja should be unable to serve as director, the proxy holders may vote for a substitute nominee recommended by the nominating and governance committee and approved by our board of directors.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR each of the nominees for director identified above.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of such nominee. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on our board of directors that would have been filled by the director nominee will become vacant. Our board of directors has the ability to fill the vacancy upon the recommendation of the nominating and governance committee, in accordance with the Bye-Laws, with that director subject to election by our shareholders at the next following annual general meeting of shareholders.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Directors and Nominees

The following table sets forth information with respect to our directors, including each of our nominees, as of May 15, 2009:

Name of Director or Nominee	Age	Class of Director		Term Expires	Background
Sehat Sutardja, Ph.D.	47	3	*	2012	Dr. Sehat Sutardja, one of our co-founders, has served as the President, Chief Executive Officer and Co-Chairman of our board of directors since 1995, and Chairman of our board of directors since 2003. In addition, Dr. Sehat Sutardja serves as President, Chief Executive Officer and a director of our U.S. operating subsidiary, Marvell Semiconductor, Inc. (“MSI”). Dr. Sehat Sutardja holds one private company directorship and directorships in three of our other subsidiaries. Dr. Sehat Sutardja holds a BS from Iowa State University, and a MS and Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley. Dr. Sehat Sutardja was elected as a Fellow to the IEEE in 2007 and holds over 150 U.S. patents. Dr. Sehat Sutardja is the brother of Dr. Pantas Sutardja.

Pantas Sutardja, Ph.D.	46	3	*	2012	Dr. Pantas Sutardja, one of our co-founders, has served as Vice President and a director since our inception 1995. Dr. Pantas Sutardja was appointed Chief Technology Officer in 2000 and Chief Research and Development Officer in August 2007. Dr. Pantas Sutardja served as our Acting Chief Operating Officer from September 2007 until June 2008. In addition, Dr. Pantas Sutardja serves as Vice President, Chief Technology Officer and a director of our U.S. operating subsidiary, MSI. Dr. Pantas Sutardja does not hold any other directorships other than in three of our other subsidiaries. Dr. Pantas Sutardja holds a BS, MS and Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley. Dr. Pantas Sutardja is the brother of Dr. Sehat Sutardja.

Kuo Wei (Herbert) Chang(1)(3)	47	2		2011	Kuo Wei (Herbert) Chang has served as a director since November 1996. Mr. Chang has been the President of InveStar Capital, Inc. since April 1996 and Chief Executive Officer of C Squared Management Corporation since April 2004, and is currently a Managing Member of Growstar Associates, Ltd., which is the General Partner and the Fund Manager of VCFA Growth Partners, L.P. The companies with which Mr. Chang is involved focus on investing in companies in the semiconductor, telecommunications and networking, software, and/or Internet industries. Mr. Chang serves as a director for Monolithic Power Systems, Inc. and a number of private companies. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Name of Director or Nominee	Age	Class of Director	Term Expires	Background
Juergen Gromer, Ph.D. (1)(2)(3)	64	2	2011	Dr. Juergen Gromer has served as a director since October 2007. Dr. Gromer is the retired President of Tyco Electronics Ltd. (“Tyco”), an electronics company, a position which he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP Incorporated (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, Vice President of Central and Eastern Europe and General Manager of AMP. Dr. Gromer has over 20 years of AMP and Tyco experience, serving in a wide variety of regional and global assignments. Dr. Gromer is a director of Tyco, WABCO Holdings Inc. and RWE Rhein Ruhr AG. Dr. Gromer is also Chairman of the Board of the Society of Economic Development of the District Bergstrasse/Hessen, a member of the Advisory Board of Commerzbank and a director of the Board and Vice President of the American Chamber of Commerce in Germany. Dr. Gromer received his undergraduate degree and Ph.D. in Physics from the University of Stuttgart, Germany.

John G. Kassakian, Sc.D. (1)(2)	66	1	2010	Dr. John G. Kassakian has served as a director since July 2008. Dr. Kassakian has been a member of the faculty of Electrical Engineering at the Massachusetts Institute of Technology (“MIT”) since 1973 and has served as Director of the MIT Laboratory for Electromagnetic and Electronic Systems from 1991 to 2009. Dr. Kassakian holds a S.B., S.M., E.E. and Sc.D. degree from MIT.

Arturo Krueger (1)(2)(3)	69	2	2011	Arturo Krueger has served as a director since August 2005. Since February 2001, Mr. Krueger has been a consultant to automobile manufacturers and to semiconductor companies serving the automotive and telecommunication markets and is serving on several advisory boards. Mr. Krueger was Corporate Vice President and General Manager of Motorola Corporation’s Semiconductor Products Sector for Europe, Middle East and Africa from January 1998 until February 2001. Mr. Krueger has more than 40 years of experience mainly in the computer and semiconductor industry, and is experienced in systems architecture, semiconductor design and development, worldwide operations and marketing, as well as general management. Mr. Krueger serves as a director of QuickLogic Corporation, a semiconductor company, and Marvell Italia S.r.L., one of our subsidiaries. Mr. Krueger holds a MS in Electrical Engineering from the Institute of Technology in Switzerland and has studied Advanced Computer Science at the University of Minnesota.

*	Nominee for election.
(1)	Member of the nominating and governance committee.
(2)	Member of the executive compensation committee.
(3)	Member of the audit committee.

Except as noted above, there are no family relationships among any of our directors and executive officers.

Corporate Governance Guidelines and Practices, Meetings, Independence and Compensation of our Board of Directors

Corporate Governance Guidelines and Practices

Our board of directors has adopted a set of corporate governance guidelines and practices to establish a framework within which it will conduct its business. The corporate governance guidelines and practices can be found on our website at www.marvell.com/investors/governance.jsp. The corporate governance guidelines and practices were last revised on April 30, 2009. The corporate governance guidelines and practices provide, among other things, that:

•

in the absence of a non-executive Chairman of the Board, the board of directors shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	a majority of the directors must be independent;

•	our board of directors shall appoint all members of the board committees;

•	the nominating and governance committee screens and recommends board candidates to our board of directors;

•	the audit committee, executive compensation committee and nominating and governance committee must consist solely of independent directors; and

•	the independent directors shall meet regularly in executive session without the presence of the non-independent directors or members of our management.

We also provide our directors annual training events on issues facing us and on subjects that would assist the directors in discharging their duties.

Our board of directors may modify the corporate governance guidelines and practices from time to time, as appropriate. Our independent directors have appointed Mr. Krueger to serve as the lead independent director for our board of directors.

Meetings of our Board of Directors; Attendance

There were 16 meetings of our board of directors in fiscal 2009, which included six in-person meetings at our U.S. headquarters. All directors attended at least 75% of the total number of meetings of the board and committees on which such director served. The independent directors meet in executive sessions without the presence of the non-independent directors or members of our management at least twice per year during regularly scheduled board meeting days and otherwise from time to time as deemed necessary or appropriate.

Although directors are encouraged to attend annual general meetings, we do not have a formal policy requiring such attendance. Two directors attended the 2008 annual general meeting of shareholders.

Director Independence

Our board of directors has determined that, among current directors with continuing terms and the director nominees standing for reelection, each of Mr. Chang, Dr. Gromer, Mr. Krueger and Dr. Kassakian are

“independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market (“Nasdaq”) and the rules of the SEC. To be considered independent, our board of directors must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with us within the previous three years.

Our board of directors considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his immediate family members, has any relationship with us that would impair his independence.

Compensation of Directors

Directors who are employees of the company do not receive any additional compensation for their services as directors. Our non-employee directors each receive $1,000 per board meeting attended in person and $250 per meeting attended telephonically. The fee for attendance, whether in person or telephonic, at a regularly scheduled board meeting as set forth on the board calendar is $1,000. Our non-employee directors also receive an annual retainer of $40,000. Our lead independent director of our board of directors will receive an additional annual retainer of $20,000. Our non-employee directors also receive $7,500 for annual service on the audit committee, and $5,000 for annual service on the executive compensation and nominating and governance committees. Each non-employee director also receives $1,000 per committee meeting attended in person and $250 per meeting attended telephonically. In addition, the chair of the audit committee receives an additional cash retainer of $7,500 per year and chairs of the other committees of our board of directors receive an additional cash retainer of $2,500 per year. In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

In addition, under our 2007 Directors’ Stock Incentive Plan (the “2007 Director Plan”), each new non-employee director receives an option to purchase 50,000 common shares upon joining our board of directors. The options vest over a period of three years, with 1/3 vesting each year thereafter provided that the non-employee director remains a director through such period. In addition, under the 2007 Director Plan, each “eligible outside director” is granted an option to purchase an additional 12,000 common shares on the date of our annual general meeting, provided that on such date the director has served on our board of directors for at least six months prior to the date of such annual general meeting. Each of our current independent directors is considered an eligible outside director. This option fully vests on the earlier of the next annual general meeting or the one year anniversary of the option grant date. All options will vest in full upon a change of control. The exercise price per share for each option is equal to the fair market value on the date of grant.

Director Compensation Table — Fiscal 2009

The following table details the total compensation paid to our non-employee directors in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
Kuo Wei (Herbert) Chang	71,589	121,875		—	193,464
Dr. Paul R. Gray(3)	19,257	121,875		—	141,132
Dr. Juergen Gromer	98,486	159,853	(4)	—	258,339
Dr. John G. Kassakian(5)	37,075	54,031	(4)	—	91,106
Arturo Krueger	88,973	273,653	(4)	—	362,626
David W. Mills(6)	12,726	—		—	12,726

(1)

Amounts listed in this column represent the compensation expense of option awards we recognized, before forfeitures, under SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”) for fiscal 2009, rather than amounts paid to or realized by the named individual, and includes expense recognized for awards granted prior to fiscal 2009. Please refer to Notes 1 and 9 of the notes to our consolidated financial statements included in our 2009 Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for the underlying assumptions for this expense. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized.

(2)	The following table provides the number of common shares subject to outstanding options held at January 31, 2009 for each director, as applicable:

Name	Number of Shares Underlying Unexercised Options (#)
Kuo Wei (Herbert) Chang	240,000
Dr. Paul R. Gray	0	*
Dr. Juergen Gromer	62,000
Dr. John G. Kassakian	50,000
Arturo Krueger	124,000
David W. Mills	0	*

*	All unvested options were cancelled upon resignation and any vested and unexercised options expired when the post-termination exercise period lapsed.

(3)	Dr. Gray retired from our board of directors effective as of April 11, 2008.
(4)	The following table provides the grant date fair value of each option to purchase common shares granted to each director, as applicable, in fiscal 2009:

Name	Grant Date	Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Option Awards ($)
Kuo Wei (Herbert) Chang	—	0	*	—
Dr. Paul R. Gray	—	0	*	—
Dr. Juergen Gromer	7/11/2008	12,000		69,605
Dr. John G. Kassakian	7/11/2008	50,000		290,020
Arturo Krueger	7/11/2008	12,000		69,605
David W. Mills	2/4/2008	50,000	**	242,855

*	No options were granted to these directors during fiscal 2009.
**	Mr. Mills was granted the option to purchase 50,000 common shares on February 4, 2008. This option was cancelled since no portion of the option was vested when he resigned.

(5)	Dr. Kassakian was elected to the board of directors by the shareholders at the 2008 annual general meeting of shareholders effective as of July 11, 2008.
(6)	Mr. Mills was elected to the board effective as of February 4, 2008 and resigned from our board of directors effective as of April 30, 2008. Mr. Mills was granted the option to purchase 50,000 common shares on February 4, 2008, and since no portion of the option was vested when he resigned, the option was cancelled.

Committees of our Board of Directors

Our board of directors has a standing audit committee, executive compensation committee and nominating and governance committee. Our board of directors has adopted written charters for each of these committees, copies of which are available on our website at www.marvell.com/investors/committees.jsp. Each of the committee charters is reviewed annually by the respective committee, which may recommend appropriate changes for approval by our board of directors.

Audit Committee
Number of Members:	Three

Current Members:	Juergen Gromer, Ph.D., Chairman Kuo Wei (Herbert) Chang Arturo Krueger

Fiscal 2008 Changes:	At the beginning of fiscal 2009 the audit committee was comprised of Dr. Gromer, Mr. Krueger and Dr. Paul Gray. Dr. Gray resigned effective as of April 11, 2008. Mr. Chang was appointed effective as of April 17, 2008.

Number of Meetings in Fiscal 2008:	16

Functions:	The audit committee’s responsibilities are generally to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our accounting and financial reporting processes. The audit committee also, among other things, appoints our independent registered public accounting firm, oversees our internal audit function and those of its independent registered public accounting firm, reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our internal control over financial reporting as reported by management. The audit committee meets quarterly and at such additional times as are necessary or advisable.

Qualifications:	Our board of directors has determined that each member of the audit committee meets the applicable independence and financial literacy requirements of Nasdaq and the SEC. Our board of directors has determined that Dr. Gromer is an “audit committee financial expert” as required by applicable Nasdaq and SEC rules.

Executive Compensation Committee
Number of Members:	Three

Current Members:	Juergen Gromer, Ph.D., Chairman John G. Kassakian, Sc.D. Arturo Krueger

Fiscal 2008 Changes:	At the beginning of fiscal 2009 the executive compensation committee was comprised of Dr. Gray and Dr. Gromer. Dr. Gray resigned effective as of April 11, 2008. Mr. Krueger was appointed effective as of April 17, 2008 and Dr. Kassakian was appointed effective as of July 11, 2008. Dr. Gromer was appointed as the chairman of the executive compensation committee effective as of April 17, 2008.

Number of Meetings in Fiscal 2008:	22

Functions:	The executive compensation committee has the authority to approve salaries and bonuses and other compensation matters for our executive officers, is responsible for administering equity award programs for non-executive employees, reviews and recommends changes to our incentive compensation and other equity based plans and administers executive officer compensation within the terms of any applicable company compensation plans.

Qualifications:	Our board of directors has determined that each member of the executive compensation committee meets the applicable independence requirements of Nasdaq and the SEC. In addition, each member of the executive compensation committee is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Governance Committee
Number of Members:	Four

Current Members:	Arturo Krueger, Chairman Kuo Wei (Herbert) Chang John G. Kassakian, Sc.D. Juergen Gromer, Ph.D.

Fiscal 2008 Changes:	At the beginning of fiscal 2009 the nominating and governance committee was comprised of Messrs. Krueger and Chang, and Dr. Gromer. David Mills was appointed effective as of February 4, 2008 and Mr. Mills resigned effective as of April 30, 2008. Dr. Kassakian was appointed effective as of October 20, 2008.

Number of Meetings in Fiscal 2008:	11

Functions:	The nominating and governance committee is responsible for developing and implementing policies and practices relating to corporate governance and practices, including reviewing and monitoring implementation of our corporate governance guidelines. The nominating and governance committee also makes recommendations to our board of directors regarding the size and composition of our board of directors and its committees and screens and recommends candidates for election to our board of directors. In addition, the nominating and governance committee reviews, ratifies and/or approves related party transactions. The nominating and governance committee also reviews periodically with the Chairman and the Chief Executive Officer the succession plans relating to positions held by executive officers.

Qualifications:	Our board of directors has determined that each member of the nominating and governance committee meets the applicable independence requirements of Nasdaq and the SEC.

Nominations for Election of Directors

The nominating and governance committee identifies, recruits and recommends to our board of directors, and our board of directors approves, director nominees for election at each annual general meeting of shareholders and new directors for election by our board of directors to fill vacancies that may arise. We continue to search for new independent directors to fill the existing vacancies on our board of directors, and two of the independent directors currently on our board of directors joined our board of directors in October 2007 and July 2008, respectively.

Under the Bye-Laws, any director appointed by our board of directors would need to be reappointed by shareholders at our next annual general meeting or by our board of directors following the annual general meeting. If a suitable candidate is identified after the date of this proxy statement but prior to the upcoming annual general meeting, our board of directors intends to appoint such individual for an initial term lasting up to the next annual general meeting and then reappoint such individual following the annual general meeting. Our shareholders will then vote on the reappointment of such director at the 2010 annual general meeting.

The nominees for election at this annual general meeting were unanimously recommended and approved by the nominating and governance committee and our board of directors, respectively. The nominating and governance committee will consider proposals for nomination from shareholders that are made in writing to our Secretary at Argyle House, 41A Cedar Avenue, Hamilton, HM 12, Bermuda that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. For general information regarding shareholder proposals and nominations, see “Shareholder Proposals and Nominations for the 2010 Annual General Meeting” on page 43.

Director Qualifications

The nominating and governance committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the highest personal and professional ethics and integrity;

•	the ability to work together with other directors, with full and open discussion and debate as an effective, collegial group;

•

current knowledge and experience in our business or operations, or contacts in the community in which we do business and in the industries relevant to our business, or substantial business, financial or industry-related experience; and

•	the willingness and ability to devote adequate time to our business.

Other than the foregoing there are no stated minimum criteria for director nominees. We are required to have at least one member of our board of directors who meets the criteria for an “audit committee financial expert” as defined by Nasdaq and the SEC, and to have a majority of independent directors who meet the definition of “independent director” under applicable Nasdaq and SEC rules. We also believe it is appropriate for certain key members of management to participate as members of our board of directors.

When making its determination whether a nominee is qualified for the position of director, the nominating and governance committee may also consider such other factors as it may deem are in the best interests of the company and its shareholders, such as the following qualities and skills:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties;

•	diversity of experience and background, including the need for financial, business, academic, public sector or other expertise on our board of directors or its committees; and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the nominating and governance committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Nominees for Director

The nominating and governance committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of our board of directors. Candidates considered for nomination to our board of directors may come from several sources, including current and former directors, professional search firms and shareholder nominations. A shareholder seeking to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to our Secretary at Argyle House, 41A Cedar Avenue, Hamilton, HM 12, Bermuda. The nominating and governance committee will consider candidates recommended by shareholders in the same manner as candidates recommended to the nominating and governance committee from other sources. Nominees for director are evaluated by the nominating and governance committee, which may retain the services of a professional search firm to assist them in identifying or evaluating potential nominees.

Shareholder Communications with our Board of Directors

At present, our Chairman and Chief Executive Officer is responsible for maintaining effective communications with our shareholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. It is the policy of our board of directors that management speaks for the company. This policy does not preclude independent directors from meeting with shareholders, but management, where appropriate, should be present at such meetings.

Nonetheless, our board of directors has established a process for shareholders to send communications to our directors. If you wish to communicate with our board of directors or individual directors, you may send your communication in writing to: General Counsel, Marvell Semiconductor, Inc., 5488 Marvell Lane, MS 1-501, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a shareholder of Marvell. The General Counsel (or other officer acting in such capacity) will compile all such communications and will forward them to the appropriate director or directors or committee of our board of directors based on the subject matter or to the director or directors to whom such communications is addressed.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The executive compensation committee for fiscal 2009 consisted of the following members: Dr. Gray (resigned April 11, 2008), Dr. Gromer, Dr. Kassakian (appointed July 11, 2008) and Mr. Krueger (appointed effective as of April 17, 2008). None of the current or former members of the executive compensation committee who served during fiscal 2009 is a current or former officer or employee of us or our subsidiaries, or had any relationship with us not otherwise disclosed herein under applicable SEC rules. In addition, to our knowledge, there are no executive compensation committee interlocks between us and other entities, involving our executive officers or directors who serve as executive officers or directors of such other entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the compensation paid to the four executives who were the named executive officers of Marvell Technology Group Ltd. (and who we refer to as our “named executive officers”) during fiscal 2009, which ran from February 3, 2008 until January 31, 2009. These individuals were:

•	Dr. Sehat Sutardja, President, Chief Executive Officer and Chairman of the Board;

•	Dr. Pantas Sutardja, Vice President, Chief Technical Officer, Chief Research and Development Officer and Director;

•	Mr. Clyde R. Hosein, Chief Financial Officer, Interim Chief Operating Officer and Secretary; and

•	Mr. George de Urioste, former Interim Chief Financial Officer and former Acting Chief Operating Officer.

Historically, we have only had four named executive officers, because we have only had two executives in addition to our Chief Executive Officer and Chief Financial Officer who have had the level of responsibility to be considered executive officers. This was again true for most of fiscal 2009. Mr. de Urioste’s employment with us concluded in October 2008, which means that since October 2008, we have had only three named executive officers.

The compensation paid to or earned by our named executive officers for fiscal 2009 is reported in the tables and associated narrative disclosure beginning on page 27 of this proxy statement. This Compensation Discussion and Analysis addresses the following topics:

•	Company Performance and its Effect on Executive Compensation

•	Governance of Executive Compensation Program

•	Executive Compensation Philosophy and Framework

•	Named Executive Officer Compensation Decisions

•	Other Considerations

Company Performance and its Effect on Executive Compensation

As with many companies in the semiconductor industry, the second half of fiscal 2009 was a challenging time for us. In response to the deteriorating global economic environment we implemented cost reduction measures to lower our overall costs and expenses. The declining economic environment and its expected effect on our performance was taken into account by the executive compensation committee in its fiscal 2009 executive compensation decisions as is more fully described below in the section “Named Executive Officer Compensation Decisions.” As a result of the changing global economic environment, we did not pay any bonuses for fiscal 2009 to any of our named executive officers, other than in connection with the hiring of a new Chief Financial Officer in June 2008.

Governance of Executive Compensation Program

Role of the Executive Compensation Committee

The executive compensation committee of our board of directors (referred to in this discussion as the executive compensation committee) has been charged to act on behalf of our board of directors to fulfill its responsibilities to set and oversee the compensation of our executive officers. With respect to our named executive officers, the executive compensation committee reviews and approves: (i) annual base salaries; (ii) annual incentive compensation; (iii) long-term incentive compensation (in the form of equity awards); (iv) employment, severance and change-in-control agreements; and (v) other compensation and benefits, if any.

Committee Interaction with Management

In carrying out its responsibilities, the executive compensation committee works with Dr. Sehat Sutardja, our President and Chief Executive Officer, and Reid Linney, our Vice President of Human Resources, in determining executive compensation. Dr. Sehat Sutardja, with the assistance of Mr. Linney, assesses the performance and submits recommendations with respect to the compensation of the other executive officers that are given to the executive compensation committee for their review and approval. In addition, Dr. Sehat Sutardja and Mr. Linney provided assistance in the negotiation of the compensation of Mr. Hosein, whose compensation package was then approved by the executive compensation committee prior to the commencement of Mr. Hosein’s employment with us, subject to our board of directors’ process for reviewing his equity compensation, as described below. Subsequent to his accepting the added responsibility of Interim Chief Operating Officer in October 2008, Mr. Hosein has participated with Dr. Sehat Sutardja and Mr. Linney in the discussions regarding the compensation of the other named executive officer. With respect to his own compensation, Dr. Sehat Sutardja did not submit recommendations to the executive compensation committee nor did he participate in the deliberations regarding his own compensation. However, the executive compensation committee discussed Dr. Sehat Sutardja’s proposed compensation package with him to obtain his feedback. The final decision for the compensation of Dr. Sehat Sutardja was determined solely by the executive compensation committee, in its discretion, subject to our board of directors’ process for reviewing his equity compensation, as described below.

Committee Process

In fiscal 2009, the special committee regarding derivative litigation of our board of directors recommended several corporate governance reforms to our board of directors. One of these recommendations was that our full board of directors be involved in determining the equity compensation of our named executive officers. Our board of directors approved this recommendation, so that our current process, including the one used in our executive equity compensation decisions, now consists of a three-step process for the approval of executive equity compensation decisions. First, the executive compensation committee develops recommendations regarding the equity compensation of the named executive officers for our board of directors’ consideration. Our board of directors then reviews and recommends the equity compensation for approval (with any interested directors abstaining from voting) by the executive compensation committee. Finally, as required to comply with several regulatory requirements, the executive compensation committee approves the final recommendations of our board of directors for the equity compensation of our named executive officers.

The executive compensation committee reviews the compensation of the named executive officers annually. Typically, at the time of the review, the executive compensation committee evaluates our financial results and assesses the named executive officers’ performance for the prior fiscal year (which includes the assessment and recommendation of Dr. Sehat Sutardja for the other executive officers). Based on its evaluation and these assessments, the executive compensation committee then determines whether any adjustments to base salaries are appropriate, determines the payouts for the prior fiscal year’s annual incentive compensation plans and grants equity awards.

For fiscal 2009, the executive compensation committee finalized its review of named executive officer performance for fiscal 2008, which ended February 2, 2009, and made its executive compensation decisions in December 2008, the last quarter of fiscal 2009. The review of performance and compensation was completed late in fiscal 2009 because the executive compensation review in fiscal 2008 occurred in the last quarter of fiscal 2008, so the executive compensation committee did not believe it was necessary to review executive compensation earlier in fiscal 2009.

Committee Membership and Meetings

During fiscal 2009, Dr. Paul Gray served as the executive compensation committee’s chair until his retirement from our board of directors in April 2008. At that time, Dr. Juergen Gromer became the chairman of the executive compensation committee and Mr. Arturo Krueger became a member of the committee. In July 2008, Dr. John G. Kassakian was appointed to our board of directors and became a member of the executive compensation committee. In fiscal 2009, all executive compensation committee members met the “independent director” definition of the Nasdaq rules; the “non-employee director” definition of Rule 16b-3 under Section 16 of the Exchange Act; and the “outside director” definition of Section 162(m) of the Internal Revenue Code.

The executive compensation committee holds regular monthly meetings and meets additionally as often as it deems necessary to carry out its responsibilities. The executive compensation committee met 22 times in fiscal 2009.

Use of External Advisors

Beginning in March 2006 and continuing through fiscal 2009, the executive compensation committee has engaged Compensia, Inc., a national executive compensation consulting firm, to provide it with advice and market data relating to executive compensation. Compensia serves at the discretion of the executive compensation committee. Other than its engagement with the executive compensation committee, Compensia did not provide any services to us in fiscal 2009 nor did Compensia receive any compensation other than for the services provided to the executive compensation committee described below.

In fiscal 2009, Compensia provided the following assistance to the executive compensation committee:

•	Revised and updated our compensation peer groups;

•

Developed an executive compensation market assessment that provided market data with respect to our named executive officers’ base salary, annual incentive compensation awards and long-term incentive compensation levels and program structures;

•	Provided advice and assistance to the executive compensation committee in analyzing management’s proposals for named executive officer compensation;

•	Assisted in the drafting of the Compensation Disclosure and Analysis included in our fiscal 2008 proxy statement; and

•	Assisted with the design and implementation of an option for restricted stock unit exchange program.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

Our primary business objective is to create long-term value for our shareholders. To achieve this objective, our executive compensation program is designed to attract, motivate, reward and retain our executives and align their interests with those of our shareholders.

Compensation Objectives

Consistent with our philosophy, our executive compensation program is intended to achieve five primary objectives:

1.	Provide for a competitive level of total compensation;

2.	Establish a direct link between compensatory rewards and both overall business results and individual performance;

3.	Promote a long-term focus for our named executive officers with incentive compensation that is designed with multi-year performance objectives;

4.	Align the interests and objectives of our named executive officers and employees with furthering our growth and creating shareholder value; and

5.	Share the enterprise value created by our named executive officers and employees through distribution of equity to key employees.

Compensation Mix

To achieve these objectives, the executive compensation committee provides a mix of compensation elements primarily composed of base salary, long-term incentive compensation (in the form of equity awards) and annual cash incentives. Each of these components is discussed in greater detail below. In addition, we provide our named executive officers with life, health and welfare benefits and a tax-qualified retirement savings program on substantially the same terms and conditions as these benefits are provided to other salaried employees in the United States, as well as certain perquisites for Dr. Sehat Sutardja, our President and Chief Executive Officer.

For fiscal 2009, the executive compensation committee determined the amount of each compensation element separately to ensure that each element met the desired objectives for that element (as described below). The executive compensation committee does not have a formal policy regarding the compensation mix between short-term and long-term compensation or between cash and non-cash compensation. Upon completing its determination of each compensation element, the executive compensation committee reviews the value of the total compensation package of each named executive officer to ensure that, in the aggregate, the compensation package is reasonable, and reasonably consistent with market practices, as discussed below under “Peer Groups,” with all decisions based on the judgment of the members of the executive compensation committee. However, based on our philosophy of aligning the interests of our named executive officers with those of our shareholders and our focus on long term value creation by our named executive officers, a substantial portion of our named executive officers’ compensation, and especially the compensation of Dr. Sehat Sutardja, our President and Chief Executive Officer, consists of long-term incentive compensation in the form of both time-based vesting and performance-based vesting stock options.

Peer Groups

To assess the competitiveness of our executive compensation program and individual compensation elements and levels, as part of its annual compensation review the executive compensation committee is provided with a market assessment based on the executive compensation practices of two groups of peer companies.

The first (or “primary”) peer group consisted of semiconductor companies the executive compensation committee believed to be generally comparable to us in terms of revenue. The second (or “high growth”) peer group consisted of a subset of the primary peer group with revenue and earnings growth over the last several years that the executive compensation committee believed generally to be higher than typical market levels. The executive compensation committee believes the high growth peer group is useful for calibrating performance and performance metrics, because, historically, we have had a higher than average revenue growth rate.

For fiscal 2009, the executive compensation committee updated the primary peer group used in fiscal 2008 with the assistance of Compensia based on our peer group selection criteria. We removed some companies used in the fiscal 2008 peer group primarily because their revenues were below our target range or because of differences in their performance or business focus. For our fiscal 2009 primary peer group, we added Juniper Networks, Inc., KLA-Tencor Corporation, Level 3 Communications, Inc., MEMC Electronic Materials, Inc., Micron Technology, Inc., SanDisk Corporation and UTStarcom, Inc. because we believed that their business focus, performance and revenue made them suitable for the peer group. Based on our review of the high growth peer group the only deletion was of Micron Technology, because we determined that its recent performance was not in alignment with our criteria for the high growth peer group.

For fiscal 2009, the primary peer group consisted of the following companies:

Fiscal 2009 Primary Peer Group

Company	Last Four Quarters Revenue ($MM)	Last Four Quarters Net Income ($MM)	Employees at FYE	Market Cap ($MM) as of 4/01/09
Analog Devices	$2,445.6	$440.5	9,000	$5,533.3
Broadcom	$4,658.1	$214.8	7,402	$10,269.8
Cypress Semiconductor	$765.7	$(430.3)	4,100	$974.2
Juniper Networks	$3,572.4	$511.8	7,014	$8,239.3
KLA-Tencor	$2,122.0	$(228.0)	6,000	$3,454.8
Level 3 Communications	$4,301.0	$(290.0)	5,300	$1,540.2
LSI Logic	$2,677.1	$(622.3)	5,488	$2,132.4
MEMC Electronic Materials	$2,004.5	$387.4	4,600	$3,825.9
Micron Technology	$5,708.0	$(2,063.0)	22,800	$3,192.7
NetApp	$3,464.5	$101.3	7,645	$5,093.6
NVIDIA	$3,424.9	$(30.0)	5,420	$5,484.2
SanDisk	$3,351.4	$(2,056.8)	3,565	$2,826.9
UTStarcom	$1,640.5	$(150.3)	4,400	$108.8
Xilinx	$1,905.9	$401.6	3,415	$5,315.0

75th Percentile	$3,545.4	$344.2	7,305	$5,441.9
60th Percentile	$3,410.2	$75.0	5,898	$4,840.0
50th Percentile	$3,014.2	$(90.2)	5,454	$3,640.3
Average	$3,003.0	$(272.4)	6,868	$4,142.2
25th Percentile	$2,033.9	$(395.2)	4,450	$2,306.0

Marvell	$2,950.6	$147.2	5,552	$5,808.0

For fiscal 2009, the “high growth” peer group consisted of the following companies:

Fiscal 2009 “High Growth” Peer Group

Company	Last Four Quarters Revenue ($MM)	Last Four Quarters Net Income ($MM)	Employees at FYE	Market Cap ($MM) as of 4/01/09
Broadcom	$4,658.1	$214.8	7,402	$10,269.8
Juniper Networks	$3,572.4	$511.8	7,014	$8,239.3
LSI Logic	$2,677.1	$(622.3)	5,488	$2,132.4
NetApp	$3,464.5	$101.3	7,645	$5,093.6
NVIDIA	$3,424.9	$(30.0)	5,420	$5,484.2
SanDisk	$3,351.4	$(2,056.8)	3,565	$2,826.9

75th Percentile	$3,545.4	$186.4	7,305	$7,550.5
60th Percentile	$3,464.5	$101.3	7,014	$5,484.2
50th Percentile	$3,444.7	$35.6	6,251	$5,288.9
Average	$3,524.7	$(313.5)	6,089	$5,674.3
25th Percentile	$3,369.7	$(474.2)	5,437	$3,393.5

Marvell	$2,950.6	$147.2	5,552	$5,808.0

Compensation Positioning

In determining each individual element of compensation, the executive compensation committee considered the proposed compensation of Dr. Sehat Sutardja, Dr. Pantas Sutardja and Mr. Hosein in comparison to the market range (i.e., 25th, 50th and 75th percentiles) of that compensation element paid to similarly situated executives of the companies in our primary peer group for their most recently disclosed fiscal year. In general, for fiscal 2009, each element of compensation was targeted at the 50th percentile of our primary peer group for Dr. Sehat Sutardja, Dr. Pantas Sutardja and Mr. Hosein. While the executive compensation committee did not set a specific target for total direct compensation for the named executive officers, it believed that total direct compensation would be consistent with market practice in fiscal 2009 based on targeting each element of compensation at the 50 th percentile.

At the time we were negotiating with Mr. Hosein, we reviewed data provided by our external executive recruiters regarding the compensation of recently hired Chief Financial Officers at high technology companies located in the San Francisco Bay area with revenues equal to or less than ours. We also reviewed data provided by our own internal sources regarding specific competitors’ practices. Finally, we reviewed data provided by Compensia. This data was collectively used to understand the market for Chief Financial Officers and to provide a context for developing our compensation for Mr. Hosein.

We did not specifically position the compensation for Mr. de Urioste, our former Interim Chief Financial Officer and former Acting Chief Operating Officer, with market practices because he was hired on a temporary basis pursuant to a formal employment agreement that governed his compensation during the time of his service with us.

Named Executive Officer Compensation Decisions

The primary elements of our executive compensation program are base salary, an annual incentive compensation opportunity and long-term incentive compensation (in the form of stock options). The executive compensation committee did not consider any changes to the compensation of Mr. de Urioste, because his compensation was governed by his formal employment agreement.

Base Salary

In January 2008, in recognition of the reduction in force implemented at the end of fiscal 2008, Dr. Sehat Sutardja and Dr. Pantas Sutardja requested that their base salaries be temporarily reduced to $1 per year. The executive compensation committee approved their request in January 2008. In December 2008, in connection with its review of executive compensation, the executive compensation committee restored the base salaries of Dr. Sehat Sutardja and Dr. Pantas Sutardja to their previous levels of $657,000 and $400,000, respectively. The executive compensation committee did not make any adjustments to their base salaries and did not compare their base salaries against the peer groups, because it did not believe that any adjustments were appropriate at that time due to the challenging economic environment then faced by the company. Mr. Hosein’s base salary was set at $450,000 as a result of the negotiations for his employment with us. In December 2008, the executive compensation committee left his base salary unchanged, because his base salary had been agreed upon at the time when he commenced employment only six months earlier. Dr. Sehat Sutardja’s base salary is below the 25th percentile of the primary peer group, while the base salaries of Dr. Pantas Sutardja and Mr. Hosein approximate the 50th percentile of the primary peer group.

Annual Incentive Compensation

For fiscal 2009, as a result of the changing global economic environment, the executive compensation committee decided that no annual performance-based incentive awards would be paid to the named executive officers.

Mr. Hosein received a sign-on bonus of $350,000 in connection with the acceptance of our offer of employment. The executive compensation committee determined that this payment was necessary to induce Mr. Hosein to accept our offer of employment. The payment is conditioned on Mr. Hosein remaining employed with us for two years. If, prior to the expiration of this two-year period, Mr. Hosein voluntarily terminates his employment with us without good reason or he is terminated by us for cause or for performance-related issues, he is required to repay a pro-rated portion of the sign-on bonus. In addition, as part of our employment negotiations with Mr. Hosein, we agreed that he would be eligible for a target bonus equal to 80% of his base salary. Pursuant to the terms of his employment agreement, 50% of this bonus would be earned based on the company’s overall performance and the remaining 50% would be earned based on achievement of mutually agreed upon performance metrics. Because of the challenging economic environment faced by the company at the end of fiscal 2009, the executive compensation committee and Mr. Hosein did not establish performance metrics for fiscal 2009 and agreed that Mr. Hosein would not receive a performance-based annual incentive award for fiscal 2009. For a further description of Mr. Hosein’s employment agreement, please refer the section entitled “Employment Contracts and Change-in-Control Arrangements” below.

In prior years, the executive compensation committee had granted to Dr. Sehat Sutardja and Dr. Pantas Sutardja stock options in lieu of participation in an annual cash incentive award plan. In December 2008, the executive compensation committee decided that, beginning in fiscal 2010, Dr. Sehat Sutardja and Dr. Pantas Sutardja will participate in our executive annual cash incentive compensation plan. The executive compensation committee believes that this was appropriate to provide a common focus within the executive team on both short-term and long-term goals. Under our executive annual cash incentive compensation plan, bonuses are determined at the end of the fiscal year based on a review of each executive’s performance and contributions to us. The executive compensation committee determines the amount of any bonus for Dr. Sehat Sutardja based on its judgment of his and our performance. For the other executives, Dr. Sehat Sutardja provides recommendations to the executive compensation committee on the performance of each executive and us and the amount of the bonus, based on his judgment. The executive compensation committee then reviews the recommendations provided by Dr. Sehat Sutardja and determines whether to approve a bonus to other executives.

Long-Term Incentive Compensation

Our long-term incentive compensation practices are designed to be competitive in retaining and rewarding our named executive officers. The executive compensation committee believes that our long-term incentive compensation program should focus our named executive officers on shareholder value creation through long-term performance, as well as motivate them and retain their services in a competitive job market by providing significant long-term earnings potential.

Generally, equity awards are granted upon an executive officer’s initial hire and in connection with any promotion. In addition, since fiscal 2007, the executive compensation committee has determined on an annual basis whether each named executive officer should receive an equity award based on its evaluation of corporate and individual performance.

Award Mix

Generally, the long-term incentive compensation for our named executive officers consists entirely of stock options. The executive compensation committee believes that as a high growth company, stock options provide the named executive officers with the best set of incentives to increase shareholder value as well as the best structure to meet our motivation and retention objectives.

The stock options, which are granted with an exercise price equal to the fair market value of our common shares on the grant date, reward our executives only to the extent that our stock price appreciates and shareholders realize value following the grant date. The executive compensation committee believes that using a multi-year vesting schedule for our stock option awards aids retention; is consistent with peer group practices; and provides rewards for longer-term stock price appreciation. In addition, the executive compensation committee may choose to grant stock options to our named executive officers with performance-based vesting requirements to further tie their compensation to our performance.

Fiscal 2009 Equity Awards

In determining the size of the stock option grants to the named executive officers, the executive compensation committee reviewed the equity awards granted by the companies in our peer groups at the 50th percentile based on (i) the percentage of our outstanding equity that was awarded; (ii) the value of awards as a percent of market capitalization; (iii) the value of awards calculated using current stock prices for the exercise price; and (iv) the current value of the awards at current stock prices but using the historical exercise prices. The executive compensation committee used these metrics to understand and evaluate the historical data for the companies in our peer groups in light of the significant depreciation in stock prices since the peer group data was compiled.

For Dr. Sehat Sutardja, our executive compensation committee determined that a stock option for 600,000 common shares approximated the 50th percentile value of an annual equity award for the primary peer group. As in fiscal 2008, the executive compensation committee split the proposed stock option grant evenly between a time-based vesting stock option and a performance-based vesting stock option. Based on its judgment of the degree of difficulty in achieving the performance objectives, the executive compensation committee increased the number of shares subject to the performance-based vesting option by 30%. Therefore, the executive compensation committee granted Dr. Sehat Sutardja a time-based vesting option to purchase 300,000 common shares and a performance-based vesting option to purchase 390,000 common shares.

The performance-based vesting stock option will vest based on our financial performance as measured over up to five annual performance periods. In each of the first four annual performance periods, beginning with fiscal 2010 and ending with fiscal 2013, 25% of the option shares (or 97,500 shares), may vest depending on our actual performance as measured against the following performance objectives.

•

Full vesting of an annual tranche occurs if, for each annual performance period, our Modified GAAP Operating Margin (as defined below) for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year end for the companies in our “Performance Peer Group” (as defined below).

•

If we do not meet the Modified GAAP Operating Margin (as defined below) target for any annual performance period, then the option shares otherwise eligible for vesting in such period are to be carried forward to the next performance period and aggregated with the option shares eligible to vest during that period and may vest upon achievement of the subsequent year’s performance objectives.

•

If, at the end of fiscal 2013, any option shares remain unvested, then such option shares may vest in a final annual performance period covering fiscal 2014 if our Modified GAAP Operating Margin (as defined below) for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year-end for the companies in our “Performance Peer Group” (as defined below).

For purposes of this performance-based stock option, “Modified GAAP Operating Margin” means the company’s operating margin calculated under generally accepted accounting principles and adjusted to exclude the impact of (i) non-cash stock-based compensation charges recognized under SFAS 123R and (ii) non-cash acquisition-related charges, including intangible amortization and in-process research and development charges.

For purposes of this performance-based stock option, the Performance Peer Group consists of Altera Corporation, Analog Devices, Inc., Broadcom Corporation, LSI Corporation, Micron Technology, Inc., National Semiconductor Corporation, NVIDIA Corporation, SanDisk Corporation, UTStarcom, Inc. and Xilinx, Inc. If there are less than eight of the companies remaining in the Performance Peer Group for any performance period, the Performance Peer Group will be expanded to include all of the U.S.-based publicly traded companies in the Philadelphia Stock Exchange’s Semiconductor Index at that point in time.

The executive compensation committee believes it is useful for incentivizing superior company performance and increasing shareholder value that a portion of the stock options granted to Dr. Sehat Sutardja have performance-based vesting requirements in addition to a time-based vesting requirement and the inherent stock price performance requirements of a stock option. The executive compensation committee believes that the terms of the performance-based vesting stock option will incentivize Dr. Sehat Sutardja to drive superior performance for the company. The executive compensation committee believes that operating margin is a useful measure of company performance and appropriate to use for measuring our performance against the companies in the Performance Peer Group. Vesting was set at the 60th percentile of performance against the Performance Peer Group, because the 60th percentile reflects above-average performance and will be difficult to achieve on a consistent basis. The companies in the Performance Peer Group were selected based on the similarity of their business to ours. The Performance Peer Group is not the same as our primary peer group because we did not use revenue as a measure for determining the Performance Peer Group since similar revenue is not required to measure operating margin.

For Dr. Pantas Sutardja, our executive compensation committee determined that the 50th percentile of the annual equity award value for the primary peer group equaled a stock option to purchase 120,000 common shares. Vesting for this option is our standard service-based schedule of four years with 25% of the option shares vesting each year on the anniversary of the grant date.

In connection with his acceptance of employment with us, the executive compensation committee granted Mr. Hosein a time-based vesting stock option for 450,000 common shares that vests over a five-year period. In addition, the executive compensation committee granted Mr. Hosein a stock option for 200,000 common shares that vests upon the achievement of certain performance objectives as described below. The size of these awards were based on review of market data for chief financial officer equity compensation as well as the negotiations with Mr. Hosein. In addition, in December 2008, in connection with the review of executive compensation, the executive compensation committee granted Mr. Hosein a time-based vesting stock option for 100,000 common shares that vests over four years. The executive compensation committee determined the size of this award based on its determination of the competitive level of annual equity awards for the primary peer group using the various measures of equity compensation value described above. This award was pro-rated based on Mr. Hosein’s time of service with the Company.

Mr. Hosein’s performance-based vesting option granted in connection with his commencement of employment vests upon our achievement of pro forma earnings per share equaling or exceeding 200% of the baseline earnings per share. Performance is measured over six one-year performance periods with the first performance period beginning with the first fiscal quarter after Mr. Hosein commenced employment. For the first five performance periods, 20% of the option shares plus any option shares that did not vest in a prior performance period will vest if our actual pro forma earnings per share equal or exceed 200% of the baseline. In the sixth performance period, any option shares that did not vest in a prior performance period will vest if our actual pro forma earnings per share equal or exceed 200% of the baseline. Pro forma earnings per share are calculated by adjusting earnings per share calculated under generally accepted accounting principles for (i) non-cash stock-based compensation charges recognized under SFAS 123R and (ii) non-cash acquisition-related charges, including intangible amortization and in-process research and development charges. Baseline earnings per share equal the pro forma earnings per share for the four fiscal quarters immediately prior to Mr. Hosein’s commencement of employment.

The executive compensation committee based the performance terms for Mr. Hosein’s award on the terms used for Dr. Sehat Sutardja’s fiscal 2008 performance-based vesting stock option. The executive compensation committee believed that using similar terms would align the incentives for Dr. Sehat Sutardja and Mr. Hosein.

Benefits

Our named executive officers are eligible to participate in our life, health and welfare benefit programs and our tax-qualified Section 401(k) profit sharing-plan. They participate in these plans on the same terms and conditions as our other salaried employees. Under our Section 401(k) plan, we match 100% of the employees’ contributions up to $500 each semi-annual contribution period for a maximum of $1,000 each year, subject to various limitations. We also offer all employees, including our named executive officers, the ability to purchase our common shares at a discount under our Amended 2000 Employee Stock Purchase Plan. Employees who own more than 5% of our stock may not participate in this plan, so Dr. Sehat Sutardja and Dr. Pantas Sutardja are not eligible to participate in our Amended 2000 Employee Stock Purchase Plan. Other than the personal use of our corporate jet by Dr. Sehat Sutardja described in the following paragraph, our named executive officers did not receive any employee benefits or perquisites in fiscal 2009 other than the employee benefits and perquisites provided to all employees.

In May 2008, the executive compensation committee approved a formal corporate policy for use of our corporate jet and ratified its prior use by Dr. Sehat Sutardja and Ms. Dai. Dr. Sehat Sutardja and Ms. Dai are husband and wife, and Ms. Dai is an employee of MSI. This policy permits personal use of our corporate jet only by Dr. Sehat Sutardja, as our President and Chief Executive Officer. Dr. Sehat Sutardja may use our jet for three personal round trip flights. Any additional personal use of our corporate jet by Dr. Sehat Sutardja requires the approval of the executive compensation committee. For purposes of the three round trip limitation, a multi-stop trip will be considered one round trip flight. Dr. Sehat Sutardja may be accompanied by his family and friends and any persons involved in a charitable interest of Dr. Sehat Sutardja or he may permit any of these people to use the jet in his place within the guidelines. During fiscal 2009, Dr. Sehat Sutardja made use of the jet for two personal round trip flights.

Employment Agreements

At this time, other than for Mr. de Urioste, our former Interim Chief Financial Officer and former Acting Chief Operating Officer, and Mr. Hosein, our Chief Financial Officer, Interim Chief Operating Officer and Secretary, we do not have any employment, change-in-control, or severance agreements or arrangements with any of our named executive officers. This enables us to terminate their employment with flexibility as to the terms of any severance arrangement. We entered into employment agreements with Messrs. de Urioste and Hosein as a necessary inducement for their acceptance of their positions with us, including provisions for their severance and, in the case of Mr. Hosein, change-in-control severance benefits. The terms of these employment agreements were determined based on negotiations between the executives and Dr. Sehat Sutardja, who received input from the executive compensation committee. The executive compensation committee reviewed market data at the time of the negotiations to better understand the market range for the various compensation elements, but the market data was used to primarily contrast the negotiated compensation with current competitive practice. For a further description of Mr. de Urioste’s and Mr. Hosein’s employment agreements, please refer the section entitled “Employment Contracts and Change-in-Control Arrangements” below.

Other Considerations

Equity Grant Practices

In fiscal 2008, our board of directors adopted a policy with respect to our stock option grant practices. Our current policy, which was revised in October 2008, covers, among other things, the following:

All stock option grants must have an exercise price per share no less than the per share fair market value of our common shares on the date of grant, as determined under the appropriate U.S. financial accounting rules and the applicable rules and regulations under the U.S. securities laws.

The executive compensation committee has the authority to make equity grants to all employees, including our executive officers. However, equity grants to executive officers must involve our board of directors. First, the executive compensation committee develops recommendations regarding the equity compensation of the named executive officers for our board of directors’ consideration. Our board of directors then reviews and recommends the equity compensation for approval (with any interested directors abstaining from voting) by the executive compensation committee. Finally, as required to comply with several regulatory requirements, the executive compensation committee approves the final recommendations of our board of directors for the equity compensation of our named executive officers.

Equity grants to newly hired employees are made once per month during regularly scheduled executive compensation committee meetings. An equity award proposal is generally prepared for the executive compensation committee’s consideration in the month following the month of the new employees’ date of hire. These awards may only be made by the executive compensation committee and are typically based upon the recommendation of Dr. Sehat Sutardja.

Equity grants to employees (other than new hires) are generally made after the annual review process is completed. In the past, we did not have any policy to coordinate our stock option grants with the release of material non-public information for the purpose of affecting the value of equity compensation. Grants to executives with the title of associate vice president or higher must be made at the first regularly scheduled meeting of the executive compensation committee after the completion of the annual review that occurs during an “open window” pursuant to our insider trading policy.

Tax Considerations

The executive compensation committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) generally disallows a tax deduction to any publicly held corporation for compensation exceeding $1 million paid in any taxable year to certain executive officers, unless the compensation is performance-based.

The executive compensation committee has examined our current executive compensation program and determined that, for fiscal 2009, none of our named executive officers received compensation that would not be deductible under Section 162(m).

While we cannot predict how the $1 million deduction limit may impact our executive compensation program in future years, the executive compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the executive compensation committee has not adopted a formal policy regarding the tax deductibility of the compensation paid to Dr. Sehat Sutardja and our other named executive officers, the executive compensation committee intends to review the tax deductibility under Section 162(m) of executive compensation. However, the executive compensation committee may, in its judgment, authorize and pay compensation that does not satisfy the requirements of this or any of the other exemptions to the $1 million deduction limit when it believes that such compensation is necessary and appropriate to attract and retain key executives.

Section 409A of the Internal Revenue Code imposes taxes in the event that an employee, including a named executive officer, receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain severance arrangements and equity awards. Consequently, to assist our employees in avoiding the taxes imposed by Section 409A, we have structured our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting Considerations

We account for our equity compensation under SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each equity award over its vesting period. The executive compensation committee reviews the effect of the compensation expense under SFAS No. 123R for equity compensation to the named executive officers.

Other Policies

The executive compensation committee has not considered whether it would adjust or attempt to recover bonus awards paid to the named executive officers if the relevant performance objectives upon which such bonus awards were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts awarded or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation she, he or they receive from us under certain circumstances.

In April 2008, our board of directors amended our insider trading policy to permit Exchange Act Rule 10b5-1 trading plans. Mr. de Urioste is the only employee to have implemented an Exchange Act Rule 10b5-1 trading plan. Currently, we do not have any stock ownership guidelines. The executive compensation committee has not believed that guidelines were necessary because of the significant stock ownership accumulated by Dr. Sehat Sutardja and Dr. Pantas Sutardja without such guidelines. The executive compensation committee and the nominating and governance committee of our board of directors continues to review the appropriateness of stock ownership guidelines for our named executive officers from time to time.

Compensation Committee Report

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the executive compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and this proxy statement.

Respectfully submitted by the members of the executive compensation committee of our board of directors:

Dr. Juergen Gromer (Chair)

Dr. John G. Kassakian

Mr. Arturo Krueger

Summary Compensation Table for Fiscal 2009, 2008 and 2007

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Dr. Sehat Sutardja,	2009	88,443	(3)	—		—	2,162,230	—	—	30,600	(4)	2,281,273
President and Chief Executive Officer	2008	533,435	(5)	—		—	7,254,923	13,500	—	12,267	(6)	7,814,125
	2007	566,397	(7)	—		—	9,704,258	25,500	—	1,000	(8)	10,297,155

Clyde R. Hosein,	2009	276,923		350,000	(10)	—	596,230	—	—	1,331	(11)	1,224,484
Chief Financial Officer, Interim Chief Operating Officer and Secretary(9)

Dr. Pantas Sutardja,	2009	53,847	(13)	—		—	1,181,290	—	—	1,384	(14)	1,236,521
Vice President, Chief Technology Officer and Chief Research and Development Officer(12)	2008	383,077	(5)	—		—	3,157,548	24,500	—	2,017	(15)	3,567,142
	2007	405,385	(7)	—		—	4,652,587	33,000	—	1,000	(8)	5,091,972

George de Urioste,	2009	531,692		—		240,846	—	—	—	24,956	(17)	797,494
Former Interim Chief Financial Officer and Former Acting Chief Operating Officer(16)	2008	23,631		50,000		22,404	—	—	—	—		96,035

(1)	Amounts listed in this column represent the compensation expense of option and stock awards we recognized, before forfeitures, under SFAS 123R for the respective fiscal year, rather than amounts paid to or realized by the named individual, and includes expense recognized for awards prior to the respective years. Please refer to Notes 1 and 9 of the notes to our consolidated financial statements included in our 2007, 2008 and 2009 Annual Report on Form 10-K for the fiscal years ended January 27, 2007, February 2, 2008 and January 31, 2009, respectively, for the underlying assumptions for this expense. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense to be recognized by us over their vesting term. The executive compensation committee made separate grants based on previous years’ performance. For more information, please see the Compensation Discussion and Analysis above.
(2)	These amounts were paid pursuant to our patent issuance bonus plan whereby employees are eligible to receive a bonus award for certain patent components including: $500 for each patent disclosure submitted by that employee; $250 for each patent disclosure in which that employee is a manager of at least one of the inventors; $1,000 for each patent application filed on behalf of that employee; $1,000 for each patent issued to that employee; and $5,000 for every five patents issued to that employee. Amounts paid to our executive officers under the plan were approved by the executive compensation committee. The patent bonuses earned in fiscal 2007 were included in the “All Other Compensation” column in the summary compensation table in our proxy statement filed on September 14, 2007. The executive compensation committee discontinued the participation of executive officers in the patent issuance bonus plan in June 2007.
(3)	On December 15, 2008, the executive compensation committee approved a reinstatement of Dr. Sehat Sutardja’s salary from $1 to $675,000 effective as of December 15, 2008.
(4)	This amount includes cafeteria taxable benefit of $848, $36 paid by us for basic life insurance of 2.5 times annual salary up to $600,000, and incremental cost for personal use of our corporate aircraft. The total incremental cost as estimated by us for the personal use of the corporate aircraft was $30,370, including aircraft costs for fuel, fees for landing and parking and pilot expenses for food, hotels and car rental. During fiscal 2009, Dr. Sehat Sutardja took one personal flight and another business flight for which three passengers were attributable to his personal use for tax purposes. The value of the flights attributed to Dr. Sehat Sutardja was $29,716, which was determined for each flight per the Standard Industry Fare level rate prescribed by the Internal Revenue Code. For more information regarding the corporate aircraft policy, please see the Compensation Discussion and Analysis above.

(5)	On January 11, 2008, the executive compensation committee approved a request from Dr. Sehat Sutardja and Dr. Pantas Sutardja to reduce their salaries to $1.
(6)	This amount includes cafeteria taxable benefit of $520, $497 paid by us for basic life insurance of 2.5 times annual salary up to $600,000, and incremental cost for personal use of our corporate aircraft. The total incremental cost as estimated by us for the personal use of the corporate aircraft was $12,857, including aircraft costs for fuel, fees for landing and parking and pilot expenses for food, hotels and car rental. During fiscal 2008, Dr. Sehat Sutardja took one personal flight. The value of the flight attributed to Dr. Sehat Sutardja was $11,250, which was determined for each flight per the Standard Industry Fare level rate prescribed by the Internal Revenue Code. For more information regarding the corporate aircraft policy, please see the Compensation Discussion and Analysis above.
(7)	On May 25, 2006, the executive compensation committee approved retroactive salary adjustments to be effective as of May 25, 2005. However, retroactive payments were made to the executives effective as of January 31, 2006. Outstanding unpaid compensation adjustments relating to services performed in fiscal 2005 amounted to $39,242 for Dr. Sehat Sutardja $68,846 for Dr. Pantas Sutardja.
(8)	These amounts for fiscal 2007 include our matching contribution of $1,000 to the executive’s 401(k) plan account.
(9)	Mr. Hosein was appointed to serve as our Chief Financial Officer effective as of June 23, 2008, our Corporate Secretary on September 10, 2008 and was appointed to serve as Interim Chief Operating Officer on October 20, 2008.
(10)	Pursuant to his offer letter, Mr. Hosein was given a sign-on bonus of $350,000. The sign-on bonus, though paid in advance, is earned on a pro-rata basis over the first 24 months of his employment. Under certain circumstances a portion of the bonus would need to be repaid if Mr. Hosein was to leave us prior to the expiration of the 24 month period. For more information, please see the Compensation Discussion and Analysis above.
(11)	This amount includes a cafeteria taxable benefit of $770, opt out of medical insurance benefit of $378 and $183 paid by us for basic life insurance of 2.5 times annual salary up to $600,000.
(12)	In connection with our appointment of a permanent Chief Financial Officer and Mr. de Urioste’s transition to the role of Acting Chief Operating Officer, effective as of June 23, 2008, Dr. Pantas Sutardja ceased to serve as Acting Chief Operating Officer but continued to serve in his roles as Chief Technology Officer and Chief Research and Development Officer.
(13)	On December 15, 2008, the executive compensation committee approved a reinstatement of Dr. Pantas Sutardja’s salary from $1 to $400,000 effective as of December 15, 2008.
(14)	This amount includes cafeteria taxable benefit of $848, $36 paid by us for basic life insurance of 2.5 times annual salary up to $600,000 and $500 for our matching contribution to the executive’s 401(k) plan account.
(15)	This amount includes cafeteria taxable benefit of $520, $497 paid by us for basic life insurance of 2.5 times annual salary up to $600,000 and $1,000 for our matching contribution to the executive’s 401(k) plan account.
(16)	Mr. de Urioste was appointed as Interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our Interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.
(17)	This amount includes a cafeteria taxable benefit of $605, $302 paid by us for basic life insurance of 2.5 times annual salary up to $600,000, $500 for our matching contribution to the executive’s 401(k) plan account and $23,549 paid by us for accrued vacation upon Mr. de Urioste’s departure.

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date	Date of Board Action (if different)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)
Dr. Sehat Sutardja	12/18/08	12/15/08	—	—		—		—	—		—		—	300,000	(3)	6.84	859,710
	12/18/08	12/15/08	—	—		—		0	390,000	(4)	390,000	(4)	—	—		6.84	1,014,546

Clyde R. Hosein	6/30/08	—	0	360,000	(5)	360,000	(5)	—	—		—		—	—		—	—
	6/30/08	—	—	—		—		—	—		—		—	450,000	(6)	17.66	3,301,695
	6/30/08	—	—	—		—		0	200,000	(7)	200,000	(7)	—	—		17.66	1,404,332
	12/18/08	12/15/08	—	—		—		—	—		—		—	100,000	(3)	6.84	260,140

Dr. Pantas Sutardja	12/18/08	12/15/08	—	—		—		—	—		—		—	120,000	(3)	6.84	312,168

George de Urioste(8)	—	—	—	—		—		—	—		—		—	—		—	—

(1)	Options granted under the 1995 Plan and have a term of 10 years.
(2)	Amounts listed in this column represent the grant date fair value of option we awarded, under SFAS 123R for fiscal 2009, rather than amounts paid to or realized by the named individual. Please refer to Notes 1 and 9 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 for the underlying assumptions for this expense. There can be no assurance that options will be exercised (in which case, no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we will recognize over their vesting term.
(3)	25% vests on the one year anniversary of the vesting commencement date and 1/4th yearly thereafter. The vesting commencement date was December 15, 2008.
(4)

This option is subject to the performance-based vesting in four separate and equal annual performance tranches (each a “Tranche”) of 97,500 unvested options. Each Tranche will be associated with one of four complete fiscal years, beginning with our fiscal year 2010 and ending with our fiscal year 2013. The Tranche for any fiscal year will become vested and fully exercisable as of the “10-K Due Date” if our “Modified GAAP Operating Margin” for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year for our “Performance Peer Group” (the “Performance Threshold”). If our Modified GAAP Operating Margin for any fiscal year performance period is less than the applicable Performance Threshold, the options for such Tranche shall not vest immediately, but shall be added to the unvested options of the following year’s Tranche. If at the end of the Company’s fiscal year 2013, any performance-based stock options remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2013, then such shares shall become eligible to vest in a final fifth annual Tranche associated with our fiscal year 2014. If any performance shares remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2014, the remaining unvested options shall expire. “10-K Due Date” means, with respect to a fiscal year, the prescribed due date on which our Annual Report on Form 10-K is required to be filed with the SEC for the fiscal year. “Modified GAAP Operating Margin” with respect to a company shall mean its operating margin determined by adjusting operating margin calculated under generally accepted accounting principles to exclude the impact of (i) non-cash stock-based compensation charges recognized under SFAS 123R and (ii) non-cash acquisition-related charges, including intangible amortization and in-process research and development charges. The “Performance Peer Group” for this performance-based stock option grant is set forth on page 22 of this proxy statement in the Compensation Discussion and Analysis above.

(5)	Mr. Hosein is eligible to receive an annual incentive opportunity target up to 80% of Mr. Hosein’s base salary. 50% of the annual incentive bonus would be earned based on our overall performance and the remaining 50% would be earned based on achievement of mutually agreed upon performance metrics. Payment of the bonus may be made in a combination of cash, options and/or restricted stock units. No annual incentive bonus was earned by Mr. Hosein in fiscal 2009.
(6)	20% vests on the one year anniversary of the vesting commencement date and 1/60th monthly thereafter. The vesting commencement date was June 23, 2008.
(7)	This option vests if the target earnings per share (the “Target EPS”) for the performance period is 200% of Baseline EPS. Performance is measured over six one-year performance periods with the first performance period beginning with the first fiscal quarter after Mr. Hosein commenced employment and ending on the 10-Q Due Date. For the first five performance periods, 20% of the option shares plus any option shares that did not vest in a prior performance period will vest and, in the sixth performance period, any option shares that did not vest in a prior performance period will vest if the performance metrics are met. If at the end of the sixth and final performance period, any unvested performance-based stock options remain unvested as a result of not having met or exceeded the Target EPS during the final performance period then the remaining unvested options shall expire. “10-Q Due Date” means, with respect to a performance period, the prescribed due date on which our Quarterly Report on Form 10-Q is required to be filed with the SEC for the fiscal quarter of such performance period. “EPS” for purposes of this option grant is calculated by adjusting diluted net income per share under generally accepted accounting principles (“GAAP EPS”) for the impact of (i) non-cash stock-based compensation charges by adding to GAAP EPS non-cash stock-based compensation expense recognized under SFAS 123R, and (ii) non-cash charges associated with purchase accounting and other write-off related expenses by adding to GAAP EPS amortization and write-off of acquired intangible assets and other, and acquired in-process research and development. “Baseline EPS” is calculated as the cumulative EPS for the four consecutive fiscal quarters immediately preceding the fiscal quarter in which his employment with us began. The Target EPS will be proportionately adjusted by the executive compensation committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event affected subsequent to the date of grant. For more information regarding this performance-based option, please see the Compensation Discussion and Analysis above.
(8)	Mr. de Urioste was appointed as Interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our Interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Dr. Sehat Sutardja	115,880	(1)	—		—		6.0025	6/6/2012
	1,000,000	(2)	—		—		10.91	12/26/2013
	292,000	(3)	—		—		34.3750	3/10/2016
	—		—		400,000	(4)	24.7950	5/25/2016
	—		—		400,000	(5)	24.7950	5/25/2016
	162,000	(6)	—		—		24.7950	5/25/2016
	93,020	(7)	141,980	(7)	—		14.01	12/28/2017
	—		—		226,800	(8)	14.01	12/28/2017
	—		—		390,000	(9)	6.84	12/18/2018
	—		300,000	(10)	—		6.84	12/18/2018
Clyde R. Hosein	—		450,000	(11)	—		17.66	6/30/2018
	—		—		200,000	(12)	17.66	6/30/2018
	—		100,000	(10)	—		6.84	12/18/2018
Dr. Pantas Sutardja	41,668	(1)	—		—		6.0025	6/6/2012
	2,518,332	(13)	—		—		10.91	12/26/2013
	218,000	(3)	—		—		34.3750	3/10/2016
	—		—		178,000	(4)	24.7950	5/25/2016
	—		—		178,000	(5)	24.7950	5/25/2016
	38,000	(7)	58,000	(7)	—		14.01	12/28/2017
	—		—		101,000	(8)	14.01	12/28/2017
	—		120,000	(10)	—		6.84	12/18/2018
George de Urioste(14)	—		—		—		—	—

(1)	Fully vested on June 6, 2006.
(2)	These options were fully vested on August 26, 2006. On December 27, 2006, Dr. Sehat Sutardja agreed to amend the option exercise price for such options to the corrected price that would have been applicable had the grants been made using the actual measurement dates for financial accounting purposes. There was no incremental fair value to any modified option awards, computed in accordance with SFAS 123R. On May 6, 2007, Dr. Sehat Sutardja agreed to reduce the number of shares received in his December 26, 2003 grant by 2,000,000 post-split shares.
(3)	Fully vested on January 31, 2009.
(4)	This option becomes vested and fully exercisable and the shares will be fully vested on the 10-K Due Date (as defined in note (4) to the Grant of Plan-Based Awards Table) corresponding to the first fiscal year ending on or prior to January 30, 2010 in which Pro Forma EPS for such fiscal year exceeds $1.39 (the “2010 Target EPS”). The 2010 Target EPS will be proportionately adjusted by the executive compensation committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant. “Pro Forma EPS” is calculated by adjusting diluted net income per share under generally accepted accounting principles (“GAAP EPS”) for the impact of (i) non-cash stock-based compensation charges by adding to GAAP EPS non-cash stock-based compensation expense recognized under SFAS 123R, and (ii) non-cash charges associated with purchase accounting and other write-off related expenses by adding to GAAP EPS amortization and write-off of acquired intangible assets and other, and acquired in-process research and development. If this option shall not have become vested and fully exercisable as of the 10-K Due Date for the fiscal year ending January 30, 2010, this option terminates.
(5)	This option becomes vested and fully exercisable and the shares will be fully vested on the 10-K Due Date (as defined in note (4) to the Grant of Plan-Based Awards Table) corresponding to the first fiscal year ending on or prior to January 30, 2010 in which Pro Forma EPS (as defined in note (4) to this table) for such fiscal year exceeds $2.085 (the “2010 Target EPS II”). The 2010 Target EPS II will be proportionately adjusted by the executive compensation committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant. If this option shall not have become vested and fully exercisable as of the 10-K Due Date (as defined in note (4) to the Grant of Plan-Based Awards Table) for the fiscal year ending January 30, 2010, this option terminates.
(6)	Fully vested on May 25, 2008.
(7)	This option vests as to 1/48 of the shares on each monthly anniversary of June 1, 2007 such that the option will be exercisable in full on June 1, 2011.

(8)	This option becomes vested and fully exercisable and the shares will be fully vested on the 10-K Due Date (as defined in note (4) to the Grant of Plan-Based Awards Table) corresponding to the first fiscal year ending on or prior to January 29, 2011 in which Pro Forma EPS (as defined in note (4) to this table) for such fiscal year exceeds 200% of Pro Forma EPS for the 2007 fiscal year (the “FY 2011 Target EPS”). The FY 2011 Target EPS will be proportionately adjusted by the executive compensation committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date of grant. If this option shall not have become vested and fully exercisable as of the 10-K Due Date for the fiscal year ending January 29, 2011, this option terminates.
(9)

This option is subject to the performance-based vesting in four separate and equal annual performance Tranches (as defined in note (4) to the Grant of Plan-Based Awards Table) of 97,500 unvested options. Each Tranche will be associated with one of four complete fiscal years, beginning with our fiscal year 2010 and ending with our fiscal year 2013. The Tranche for any fiscal year will become vested and fully exercisable as of the 10-K Due Date (as defined in note (4) to the Grant of Plan-Based Awards Table) if our Modified GAAP Operating Margin (as defined in note (4) to the Grant of Plan-Based Awards Table) for such fiscal year is equal to or greater than the 60th percentile of the comparably calculated operating margin for the four consecutive fiscal quarters ending on or before our fiscal year for the “Performance Threshold (as defined in note (4) to the Grant of Plan-Based Awards Table). If our Modified GAAP Operating Margin for any fiscal year performance period is less than the applicable Performance Threshold, the options for such Tranche shall not vest immediately, but shall be added to the unvested options of the following year’s Tranche. If at the end of the Company’s fiscal year 2013, any performance-based stock options remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2013, then such shares shall become eligible to vest in a final fifth annual Tranche associated with our fiscal year 2014. If any performance shares remain unvested as a result of the Performance Threshold not having been achieved for our fiscal year 2014, the remaining unvested options shall expire.

(10)	The option vests as to 25% of the shares on the one year anniversary of the vesting commencement date, which is December 15, 2008, and 1/4th yearly thereafter. The option will be fully vested on December 15, 2012.
(11)	The option vests as to 20% of the shares on the one year anniversary of the vesting commencement date, which is June 23, 2008 and 1/60th monthly thereafter such that the option will be fully vested on June 23, 2013.
(12)	This option vests if the Target EPS (as defined in note (7) to the Grant of Plan-Based Awards Table) for the performance period is 200% of Baseline EPS (as defined in note (7) to the Grant of Plan-Based Awards Table). Performance is measured over six one-year performance periods with the first performance period beginning with the first fiscal quarter after Mr. Hosein commenced employment and ending on the 10-Q Due Date (as defined in note (7) to the Grant of Plan-Based Awards Table). For the first five performance periods, 20% of the option shares plus any option shares that did not vest in a prior performance period will vest and, in the sixth performance period, any option shares that did not vest in a prior performance period will vest if the performance metrics are met. If at the end of the sixth and final performance period, any unvested performance-based stock options remain unvested as a result of not having met or exceeded the Target EPS during the final performance period then the remaining unvested options shall expire. The Target EPS will be proportionately adjusted by the executive compensation committee for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event affected subsequent to the date of grant. For more information, please see the Compensation Discussion and Analysis above.
(13)	Fully vested on December 26, 2007. On December 27, 2006, Dr. Pantas Sutardja agreed to amend the option exercise price for such options to the corrected price that would have been applicable had the grants been made using the actual measurement dates for financial accounting purposes. There was no incremental fair value to any modified option awards, computed in accordance with SFAS 123R.
(14)	Mr. de Urioste was appointed as Interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our Interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Dr. Sehat Sutardja	—	—	—		—
Clyde R. Hosein	—	—	—		—
Dr. Pantas Sutardja	—	—	—		—
George de Urioste(2)	—	—	25,000	(3)	352,206

(1)	The value realized equals the fair market value of our common shares on the vesting date, multiplied by the number of shares that vested.

(2)	Mr. de Urioste was appointed as Interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our Interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.
(3)	Of the amount shown, we withheld 7,447 shares to cover tax withholding obligations.

Employment Contracts and Change-in-Control Arrangements

Other than for Mr. de Urioste, our former Interim Chief Financial Officer and former Acting Chief Operating Officer, and Mr. Hosein, our Chief Financial Officer, Interim Chief Operating Officer and Secretary, during fiscal 2009, we did not have any employment agreements with any of our executive officers, nor do we have any compensatory plan or arrangement that would result in any payments to any executive officers upon such officer’s resignation, retirement or other termination or from a change-in-control. Any of our executive officers may resign at any time and the employment of any executive officer may be terminated at any time by our board of directors.

George de Urioste

We entered into an employment agreement with Mr. de Urioste in connection with his initial employment as our interim Chief Financial Officer. Mr. de Urioste’s agreement was for a term of six months. Mr. de Urioste was appointed as interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.

Clyde R. Hosein

On May 29, 2008, our board of directors appointed Clyde R. Hosein as our Chief Financial Officer effective as of June 23, 2008. In connection with Mr. Hosein’s employment with us, we and Mr. Hosein entered into an employment offer letter executed on May 29, 2008. Mr. Hosein was later appointed as our Corporate Secretary effective as of September 10, 2008 and our Interim Chief Operating Officer on October 20, 2008.

Mr. Hosein will be entitled to severance benefits if within 12 months of a change-in-control, we terminate his employment other than for “cause,” if Mr. Hosein terminates employment for “good reason” or if Mr. Hosein’s employment is terminated within 30 days after being removed as Chief Financial Officer of the ultimate parent corporation of the surviving entity. In the event one of the foregoing occurs, then:

•	the sign-on bonus repayment obligation, if then in effect, will be forgiven;

•	Mr. Hosein will be entitled to immediate vesting of all stock options that would have vested in the one-year period following termination; and

•	Mr. Hosein will be entitled to a lump sum payment equal to 12 months of Mr. Hosein’s then current salary and target incentive payments.

Mr. Hosein will be entitled to severance benefits if we terminate his employment without cause or if Mr. Hosein terminates his employment for good reason. In the event one of the foregoing occurs, then:

•	Mr. Hosein will be entitled to receive a lump sum payment equal to 12 months of Mr. Hosein’s then current salary and target incentive payments; and

•	Mr. Hosein will be entitled to immediate vesting of any unvested portion of the 450,000 time-based options that would have vested in the one-year period following the termination date;

provided that if Mr. Hosein terminates his employment voluntarily and not for good reason he will receive no further salary or incentive payments beyond those he would ordinarily be entitled to through the date of termination, all equity award vesting will cease on the termination date and he will forfeit all rights to any portion of any equity award that was unvested on the termination date.

“Cause” is defined as any of the following: (i) Mr. Hosein’s willful and continued failure to perform the duties and responsibilities customary of his position after he has been delivered a written demand for performance from our Chief Executive Officer which describes the basis for his belief that he has not substantially performed his duties and provides him with 90 days to take corrective action; (ii) any act of personal and intentional dishonesty taken by him in connection with his responsibilities as our employee with the intention or reasonable expectation that such action may result in his substantial personal enrichment; (iii) Mr. Hosein’s conviction of, or plea of nolo contendere to, a felony that our board of directors reasonably believes has had or will have a material detrimental effect on our reputation or business; (iv) a breach of any fiduciary duty owed to us by him that has a material detrimental effect on our reputation or business; (v) Mr. Hosein being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); (vi) Mr. Hosein’s (A) obstructing or impeding, (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by our board of directors or any governmental or self-regulatory entity (an “Investigation”), however, Mr. Hosein’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation will not constitute “cause”; or (vii) Mr. Hosein’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this letter or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to us under the terms of his offer letter, if (A) the disqualification, bar or loss continues for more than 30 days, and (B) during that period we use our good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

“Good Reason” is defined as any of the following: (a) the assignment to Mr. Hosein of any duties inconsistent with his position, duties, responsibilities, reporting requirement, and status with us; (b) the material diminishment of his duties, responsibilities, or authority; (c) a reduction of more than 10% in the rate of pay he was receiving, even if a similar reduction applies generally to other executive officers of the company; (d) a reduction of less than 10% in the rate of pay he was receiving, unless a similar reduction applies generally to other executive officers of us; (e) a material reduction of any benefits, perquisites, pensions, life or medical insurance or disability plans, other than a reduction that is generally applicable to other executive officers of us; or (f) any relocation of his place of employment more than 50 miles from the current location.

The receipt of any severance or other benefits will be subject to Mr. Hosein signing and not revoking a standard separation agreement and mutual release of claims.

Potential Payments in the Event of Termination at the End of our Last Fiscal Year

The following table shows the potential payments that would have been made to Mr. Hosein had (i) a termination without cause or, his resignation for good reason, occurred as of January 31, 2009, in each case unrelated to a change-in-control of the company, and (ii) within twelve months of the consummation of a change-in-control, a termination without cause or, his resignation for good reason, occurred as of January 31, 2009. On the last trading day of fiscal 2009, our closing stock price as reported on Nasdaq was $7.29 per share.

	Base Salary ($)	Bonus ($)	Value of Accelerated Stock Options ($)	Forgiveness of Bonus Repayment ($)	Accrued Vacation Payout ($)	Total ($)
Without Change-in-Control	450,000	360,000	—	—	13,708	823,708
With Change-in-Control	450,000	360,000	—	233,333	13,708	1,057,041

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common shares as of May 15, 2009, except as noted otherwise, for:

•	each person or entity who is known by us to own beneficially more than 5% of our outstanding common shares;

•	each of our directors and nominees for director;

•	our Chief Executive Officer and each of the other named executive officers named in the Summary Compensation Table on page 27 of this proxy statement; and

•	all directors and current executive officers as a group.

Unless otherwise indicated, the address of each of the beneficial owners is c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, CA 95054.

	Shares Beneficially Owned(1)
Name	Number	Percent**
5% Shareholders:
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	91,222,668	14.7%
FMR LLC(3) 82 Devonshire Street Boston, MA 02109	63,532,783	10.3%
Ameriprise Financial, Inc.(4) 145 Ameriprise Financial Center Minneapolis, MN 55474	38,124,882	6.2%
Weili Dai(5)	65,230,651	10.5%

Directors and Executive Officers:
Dr. Sehat Sutardja(6)	67,322,926	10.8%
Dr. Pantas Sutardja(7)	41,615,300	6.7%
Clyde R. Hosein(8)	100,000	*
George de Urioste(9)	0	*
Kuo Wei (Herbert) Chang(10)	240,000	*
Dr. Juergen Gromer(11)	28,667	*
Dr. John G. Kassakian(12)	16,667	*
Arturo Krueger(13)	117,933	*
Directors and current executive officers as a group (7 persons)(14)	109,441,493	17.5%

*	Less than one percent.
**	The percentage of beneficial ownership for the following table is based on 618,882,805 common shares outstanding on May 15, 2009.
(1)

Unless otherwise indicated, to our knowledge, all persons listed have sole voting and investment power with respect to their common shares, except to the extent authority is shared by spouses under applicable law. The number of shares beneficially owned by each shareholder is determined in accordance with the rules of the SEC and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those common shares that the shareholder has sole or shared voting of investment power and any common shares that the shareholder has a right to acquire within 60 days after May 15, 2009 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common shares, however, is based on the assumption, expressly required by the rules of the

SEC, that only the person or entity whose ownership is being reported has converted options or warrants into common shares. Unless otherwise noted, the amounts shown are based on information furnished by the people named.

(2)	Based solely on information reported on a Schedule 13G/Amendment No. 3 filed with the SEC on February 12, 2009, by T. Rowe Price Associates, Inc. Includes 91,222,668 shares beneficially held by T. Rowe Price Associates, Inc., 30,538,411 shares for which it possesses sole voting power and 90,868,668 shares for which it is possesses sole dispositive power.
(3)	Based solely on information reported on a Schedule 13G filed with the SEC on May 11, 2009, by FMR LLC and Edward C. Johnson 3d. FMR LLC and Mr. Johnson have sole power to direct the disposition of 63,532,783 shares, and FMR LLC has sole voting power of 7,355,823 shares. Of the 63,532,783 shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 52,922,760 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds.
(4)	Based solely on information reported on a Schedule 13G filed with the SEC on February 12, 2009, by Ameriprise Financial, Inc. (“AFI”) and RiverSource Investments, LLC (“RvS”). AFI, as the parent company of RvS, may be deemed to beneficially own the shares reported herein by RvS. Includes 38,124,882 shares beneficially held by each reporting person, 393,450 shares for which each reporting person possesses shared voting power and 38,124,882 shares for which each reporting person possesses shared dispositive power. Each of AFI and RvS, disclaims beneficial ownership of any shares reported herein.
(5)	Consists of 46,977,317 shares held jointly by Dr. Sehat Sutardja and Ms. Dai, of which Dr. Sehat Sutardja and Ms. Dai share voting and dispositive power; and 18,253,334 shares held by The Sutardja Family Partners, a California family limited partnership, of which Dr. Sehat Sutardja and Ms. Dai are the general partners and share voting and dispositive power. In May 2008, Ms. Dai was appointed as Vice President of Sales for Communications and Consumer Business of MSI and, in March 2009, Ms. Dai was also appointed Vice President and General Manager of Communications and Computing Business Unit of MSI.
(6)	Consists of 2,092,275 shares subject to stock options held by Dr. Sehat Sutardja that are currently exercisable or will become exercisable within 60 days after May 15, 2009; 46,977,317 shares held jointly by Dr. Sehat Sutardja and Ms. Dai, of which Dr. Sehat Sutardja and Ms. Dai share voting and dispositive power; and 18,253,334 shares held by The Sutardja Family Partners, a California family limited partnership, of which Dr. Sehat Sutardja and Ms. Dai are the general partners and share voting and dispositive power.
(7)	Includes 3,006,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009, as well as 38,609,300 shares held by the Sutardja Chuk Revocable Family Trust, of which Dr. Pantas Sutardja has shared voting and dispositive power. 2,000,000 of such shares are held in an account that could be deemed a margin account.
(8)	Includes 90,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009.
(9)	Mr. de Urioste was appointed as Interim Chief Financial Officer effective as of January 23, 2008. In connection with our appointment of a permanent Chief Financial Officer, Mr. de Urioste was appointed to serve as Acting Chief Operating Officer effective as of June 23, 2008 and no longer served as our Interim Chief Financial Officer. Effective as of October 10, 2008, Mr. de Urioste’s service as our Acting Chief Operating Officer concluded.
(10)	Includes 240,000 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009.
(11)	Includes 28,667 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009.
(12)	Includes 16,667 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009. Dr. Kassakian was elected to our board of directors effective as of July 11, 2008.
(13)	Includes 117,933 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009.
(14)	Includes 5,591,542 shares subject to stock options that are currently exercisable or will become exercisable within 60 days after May 15, 2009.

RELATED PARTY TRANSACTIONS

The nominating and governance committee is responsible for review, approval or ratification of “related-person transactions” between us or our subsidiaries and related persons. Under SEC rules and our written policy, a “related person” is a director, officer, nominee for director, or 5% shareholder since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of related transactions in which our company or a subsidiary is a participant, the amount involved exceeds $120,000 in any calendar year and a related person has a direct or indirect material interest. Pursuant to our policy, the following transactions will not be deemed to be related person transactions requiring approval by the nominating and governance committee:

•

Employment of executive officers. Any employment by us of an executive officer of our company if: (a) the related compensation is required to be reported in our proxy statement under SEC compensation disclosure rules; or (b) the executive officer is not an immediate family member of another executive officer or director of our company, and the related compensation would have been reported in our proxy statement under SEC compensation disclosure rules if the executive officer was a “named executive officer,” and the executive compensation committee approved (or recommended that our board of directors approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under SEC compensation disclosure rules.

•

Certain transactions with other companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues.

•

Transactions where all shareholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of a class of our equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis (e.g., dividends).

•	Transactions involving competitive bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids.

•

Regulated transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Certain banking-related services. Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•	Other Transactions. Any other transaction where disclosure of such transaction would not be required pursuant to Item 404 of Regulation S-K, as may be amended from time to time.

During fiscal 2009, 2008 and 2007, we incurred approximately none, $0.1 million and $1.0 million, respectively of expenses from an unrelated third party entity, ACM Aviation, Inc. (“ACM Aviation”) for charter aircraft services provided to MSI for Estopia Air LLC (“Estopia Air”). The aircraft provided by ACM Aviation to us for such services was owned by Estopia Air. Our President and Chief Executive Officer, Dr. Sehat Sutardja, and our Vice President of Sales for Communications and Consumer Business of MSI and Vice President and General Manager of Communications and Computing Business Unit of MSI, Weili Dai, through their control and ownership in Estopia Air, owned the aircraft provided by ACM Aviation. Dr. Sehat Sutardja and Weili Dai are husband and wife. Expenses were incurred for business travel use of the aircraft at a cost determined to be at fair market value. The charter aircraft was sold by Estopia Air in September 2007.

On August 19, 2005, through our subsidiaries MSI and Marvell International Ltd., we entered into a License and Manufacturing Services Agreement with C2 Microsystems, Inc. (the “C2Micro License Agreement”). The

C2Micro License Agreement has substantially similar terms as other license and manufacturing services agreements with other third parties for similar technology. We recognized $2.6 million of revenue under the C2Micro License Agreement during fiscal 2009. We recognized $1.3 million of revenue under the C2Micro License Agreement during fiscal 2008. We recognized $0.3 million and deferred $25,000 of revenue from the C2Micro License Agreement during fiscal 2007. As of January 31, 2009, we had a receivable of $1.4 million from C2 Microsystems, $0.7 million of which was reserved in the allowance for bad debts and doubtful accounts. Dr. Sehat Sutardja and Weili Dai, through their ownership and control of Estopia LLC, are indirect shareholders of C2 Microsystems. Kuo Wei (Herbert) Chang, a member of our board of directors, is a member of the board of directors of C2 Microsystems and through his ownership, and control of C-Squared venture entities, is also an indirect shareholder of C2 Microsystems. Dr. Pantas Sutardja, our Vice President, Chief Technology Officer and Chief Research and Development Officer, is also a shareholder of C2 Microsystems.

On January 8, 2007, through our subsidiary Marvell International Ltd., we entered into a Library/IP/Software Evaluation License Agreement (the “Evaluation License Agreement”) with VeriSilicon Holdings Co., Ltd. The Evaluation License Agreement has no consideration. We incurred $0.2 million and $0.3 million of royalty expense from VeriSilicon under a core license agreement assumed from our acquisition of the UTStarcom Business during fiscal 2009 and fiscal 2008, respectively. This core license agreement had been assumed by VeriSilicon after its acquisition of certain assets from LSI. In March 2009, we entered into an addendum to this core license agreement. In addition, we incurred none and $37,500 of maintenance expense from VeriSilicon during fiscal 2009 and fiscal 2008, respectively. Weili Dai’s brother (and Dr. Sehat Sutardja’s brother-in-law) is the Chairman, President and Chief Executive Officer of VeriSilicon. Ms. Dai is also a shareholder of VeriSilicon.

On October 31, 2007, we entered into a License Agreement with Vivante Corporation (the “Vivante Agreement”). The Vivante Agreement has substantially similar terms as other license agreements with other third parties for similar technology. We recorded $0.5 million of expense during fiscal 2008 in connection with the Vivante Agreement. On August 5, 2008, we entered into a Technology License Agreement with Vivante. This Technology License Agreement, as amended, also has substantially similar terms as we would expect to obtain for license agreements with other third parties for similar technology. On January 13, 2009, we entered into an agreement with Vivante to disclose certain cell libraries to Vivante at no additional cost. We recorded $2.0 million for the license fee and $0.2 million of maintenance during fiscal 2009 in connection with this Technology License Agreement. Dr. Sehat Sutardja and Weili Dai, through their ownership and control of Estopia LLC, are indirect shareholders of Vivante. In addition, Dr. Sehat Sutardja is also a direct shareholder and Chairman of the board of directors of Vivante. Weili Dai’s brother (and Dr. Sehat Sutardja’s brother-in-law) is the Chief Executive Officer of Vivante. Kuo Wei (Herbert) Chang, a member of our board of directors, through his ownership and control of C-Squared venture entities, is also an indirect shareholder of Vivante.

On September 28, 2007, through our subsidiary Marvell International Ltd., we entered into a Master Technology Agreement with Sonics, Inc., pursuant to which we have licensed technology from Sonics. The Master Technology Agreement has substantially similar terms as other license agreements with other third parties. We paid $0.1 million for maintenance during fiscal 2009 and $2.1 million under the Master Technology Agreement for the license and related maintenance during fiscal 2008. Kuo Wei (Herbert) Chang, member of our board of directors, and Mike Sophie, former member of our Board of Directors, both serve as members of the board of directors of Sonics and each has a direct and/or indirect ownership interest in the equity of Sonics.

In May 2008, Ms. Dai was appointed as Vice President of Sales for Communications and Consumer Business of MSI and, in March 2009, Ms. Dai was also appointed Vice President and General Manager of Communications and Computing Business Unit of MSI. In connection with her transition to a non-executive level employee in May 2007 and prior to her voluntary reduction in her base salary to $1 in January 2008, Ms. Dai’s annual base salary was set at $220,000 by the implementation committee of our board of directors (a committee consisting solely of “independent directors” within the meaning of the Nasdaq listing standards). In December 2008, the audit committee approved the reinstatement of Ms. Dai’s annual base salary, which was set at $340,000. In addition, Ms. Dai was granted an option to purchase 200,000 common shares in December 2008 by the executive compensation committee at fair market value on the date of grant. Ms. Dai is the wife of Dr. Sehat Sutardja, our President and Chief Executive Officer.

We have agreed to indemnify certain current and former directors, officers and employees of us and our subsidiary MSI for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse us in the event that it is subsequently determined that the individual is not entitled to indemnification under the Bye-Laws or applicable law.

In addition, we have entered into an indemnification agreement with each of our named executive officers and directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended January 31, 2009. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

Established on March 21, 2000, the audit committee is currently comprised of three independent directors: Dr. Gromer, its Chairman, and Messrs. Chang and Krueger. Dr. Gromer was appointed to the audit committee and as chairman in December 2007, Mr. Chang was appointed to the audit committee on April 17, 2008, and Mr. Krueger was appointed to the audit committee in August 2005. During the fiscal year ended January 31, 2009, Dr. Gray also served on the audit committee until his resignation effective as of April 11, 2008. The purpose of the audit committee is to assist our board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.

The audit committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, PricewaterhouseCoopers, is responsible for performing an independent audit of those financial statements. As more fully explained in the audit committee’s charter, the audit committee’s responsibility is to provide oversight of and to review those processes. The audit committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent auditors. The audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.

The audit committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The audit committee was kept apprised of the progress of management’s assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the audit committee with a report on the effectiveness of our internal control over financial reporting. The audit committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC, as well as PricewaterhouseCoopers’ report of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audit of the consolidated financial statements. The audit committee also reviewed with management and PricewaterhouseCoopers (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

In addition, the audit committee has reviewed and discussed the audited financial statements with PricewaterhouseCoopers, including such items as Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The

audit committee has received from the independent registered public accounting firm, PricewaterhouseCoopers, the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the audit committee has discussed with PricewaterhouseCoopers the independence of the independent registered public accounting firm.

After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to our board of directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009. The audit committee re-appointed PricewaterhouseCoopers as our independent registered public accounting firm for the year ending January 30, 2010, subject to our shareholders approving such appointment at the annual general meeting of shareholders.

The Audit Committee

Dr. Juergen Gromer, Chairman

Kuo Wei (Herbert) Chang

Arturo Krueger

PROPOSAL NO. 2

RE-APPOINTMENT OF AUDITORS AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX REMUNERATION

In accordance with Section 89 of the Act, our shareholders have the authority to appoint our auditors and independent registered public accounting firm, and to authorize the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm. At the annual general meeting, shareholders will be asked to re-appoint PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorize the audit committee to fix the remuneration of the auditors and independent registered public accounting firm for the fiscal year ending January 30, 2010.

Board Recommendation and Required Vote

Our board of directors unanimously recommends that you vote FOR the re-appointment of PricewaterhouseCoopers as our auditors and independent registered public accounting firm, and authorization of the audit committee, acting on behalf of our board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for the fiscal year ending January 30, 2010.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the re-appointment of PricewaterhouseCoopers and the authorization of the audit committee to fix its remuneration. Assuming the presence of a quorum, the required vote is the affirmative vote of at least a majority of votes cast and entitled to vote at the annual general meeting. Abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on the outcome. In the event that the shareholders do not re-appoint PricewaterhouseCoopers at the annual general meeting, Bermuda law requires that the existing auditors and independent registered public accounting firm remain in office until a successor is appointed in accordance with Bermuda law and our Bye-Laws.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers have been our auditors and independent registered public accounting firm for the financial statements for each year since the year ended January 31, 1998. Representatives of PricewaterhouseCoopers are expected to be present at the 2009 annual general meeting, and they will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to any appropriate questions from shareholders.

Fees Paid to PricewaterhouseCoopers LLP

In addition to retaining PricewaterhouseCoopers to audit the consolidated financial statements for fiscal 2009, we have retained PricewaterhouseCoopers to provide professional services in fiscal 2009. The aggregate fees billed for professional services by PricewaterhouseCoopers in fiscal 2009 and fiscal 2008 were as follows:

Audit Fees

The aggregate audit fees for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements was $3,481,000 and $8,190,000 for fiscal 2009 and 2008, respectively.

Audit-Related Fees

The aggregate audit-related fees for each of the last two fiscal years for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or review of our financial statements was $61,000 and $117,000 for fiscal 2009 and 2008, respectively. The nature of the audit-related services included certain due diligence and accounting advice related to acquisitions.

Tax Fees

The aggregate tax fees for each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters was $18,000 and $7,000 for fiscal 2009 and 2008, respectively.

All Other Fees

The aggregate all other fees for each of the last two fiscal years for services and products rendered by PricewaterhouseCoopers other than those reported in the categories above was $65,000 and $2,000 for fiscal 2009 and for fiscal 2008, respectively. The nature of the other services included subscription export control assistance.

Policy on Pre-Approval and Procedures

The engagement of PricewaterhouseCoopers for non-audit accounting and tax services performed for us is limited to those circumstances where these services are considered integral to the audit services that PricewaterhouseCoopers provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the company engages PricewaterhouseCoopers after May 6, 2003 require pre-approval by the audit committee. All audit and permitted non-audit service fees were approved by the audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010

ANNUAL GENERAL MEETING

Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2010 annual general meeting, we must receive the written proposal by such shareholder at the mailing address of our business offices set forth below, no later than January 29, 2010. Such proposals also must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Shareholders may also make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with the Bye-Laws. In accordance with Bye-Laws 12(5)(b), 12(5)(c), 12(6) and 34 of the Bye-Laws, shareholder nominations and proposals may be voted on at an annual general meeting only if such nominations and proposals are made pursuant to written notice timely given to our Secretary and accompanied by certain information. To be timely, a shareholder’s written notice must be received by the company not less than 60 nor more than 180 days prior to the date set for the annual general meeting (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year’s annual general meeting). To comply with the Bye-Laws, a shareholder must provide appropriate notice to us no earlier than January 11, 2010 and no later than May 11, 2010. The notice must contain the name and business background of any person being nominated by such shareholder as a director and all material information on any proposal, statement or resolution to be put to the meeting and details of the shareholder submitting the proposal, statement or resolution, as well as other information that may be specified by our board of directors and our Bye-Laws as then in effect. Our board of directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with our Bye-Laws and whether any such proposal will be acted upon at the annual general meeting.

All shareholder proposals should be addressed to our Secretary at the mailing address of our business offices at Marvell Technology Group Ltd., Argyle House, 41A Cedar Avenue, Hamilton, HM 12, Bermuda.

In addition, Section 79 of the Act provides that shareholders representing either (i) 5% of the total voting power of the common shares eligible to vote at a general meeting of the company, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of the company. Upon timely receipt of notice, the company shall, at the expense of such shareholder(s), give the other shareholders of the company entitled to receive notice of the next annual general meeting notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the annual general meeting. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting by notice deposited at our registered office not less than one week prior to the annual general meeting.

OTHER MATTERS

At the time of preparation of this proxy statement, we are not aware of any other matters to be brought before the annual general meeting. No eligible shareholder had submitted notice of any proposal before the printing and mailing of this proxy statement. However, if any other matters are properly presented for action, in the absence of instructions to the contrary, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, officers and directors of the company and persons who beneficially own more than 10% of our common shares are required to file with the SEC and furnish to the company reports of ownership and change in ownership with respect to all equity securities of the company.

Based solely on its review of the copies of such reports received by us during or with respect to the fiscal year ended January 31, 2009, and written representations from such reporting persons, we believe that our officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to such individuals with the exception that Mr. de Urioste was late filing a Form 4 with respect to one transaction.

ANNUAL REPORT ON FORM 10-K

YOU MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 2009, BY SENDING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS: MARVELL SEMICONDUCTOR, INC., 5488 MARVELL LANE, MS 1-501, SANTA CLARA, CALIFORNIA 95054, ATTN: SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.MARVELL.COM.

By Order of the board of directors,

/s/ Dr. Sehat Sutardja

DR. SEHAT SUTARDJA

Chairman of the Board of Directors, President and Chief Executive Officer

Santa Clara, California

May 29, 2009

The Annual General Meeting of Shareholders of

Marvell Technology Group Ltd.

will be held at the

Hyatt Regency Hotel,

Santa Clara Convention Center,

5101 Great America Parkway,

Santa Clara, California 95054

on

Friday, July 10, 2009

at 3:30 P.M. Pacific time

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MARVELL TECHNOLOGY GROUP LTD.

will be held at:

Hyatt Regency Hotel

Santa Clara Convention Center

5101 Great America Parkway

Santa Clara, California 95054

Friday, July 10, 2009

3:30 p.m., Pacific Time

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.marvellproxy.com

Please complete, sign, date

and mail your proxy card in

the envelope provided

as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00033300000000001000 4

071009

Unless otherwise specified, this proxy will be voted FOR the nominees for director and FOR the proposal listed below.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

In order for your shares to be voted by the proxy holders, your proxy card must be received by 12:00 p.m., Eastern time, on July 10, 2009 at the address set forth on the reverse hereof. Regardless of the number of shares you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Please complete, sign, date and return this proxy card. Returning this proxy card does NOT deprive you of your right to attend the annual general meeting and to vote your shares in person.

1. Election of two directors: FOR AGAINST ABSTAIN

Sehat Sutardja Class 3

Pantas Sutardja Class 3

2. To re-appoint PricewaterhouseCoopers LLP as our auditors and independent registered public accounting firm, and to authorize the audit committee, acting on behalf of the board of directors, to fix the remuneration of the auditors and independent registered public accounting firm, in both cases for the fiscal year ending January 30, 2010.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MARVELL TECHNOLOGY GROUP LTD.

PROXY VOTING INSTRUCTION CARD

Dear Shareholder:

Your vote is important. Please consider the proposals discussed in the enclosed proxy statement of Marvell Technology Group Ltd. and:

Complete, sign, date and mail the proxy card in the enclosed postage-prepaid envelope; or

Send the proxy card, if the envelope is missing, to:

Marvell Technology Group Ltd.

c/o American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

If you receive more than one set of proxy materials from the company, please act promptly on each set of materials you receive because each set represents separate blocks of shares. If you return multiple cards, you may use the same return envelope. Please indicate if you plan to attend the annual general meeting in the box provided. If you wish to revoke your proxy, you may do so at any time before your proxy is voted at the annual general meeting. You can do this in one of three ways:

(1) you can send the Secretary of the company a written notice stating that you want to revoke your proxy;

(2) you can complete and submit a new later dated proxy card; or

(3) you can attend the annual general meeting and vote in person.

You must submit your notice of revocation or a new later dated proxy card to the company at the address set forth above. Your notice of revocation or new later dated proxy card must be received by 12:00 p.m., Eastern time, on July 10, 2009.

MARVELL TECHNOLOGY GROUP LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL GENERAL MEETING ON JULY 10, 2009

The undersigned, a shareholder of MARVELL TECHNOLOGY GROUP LTD., a Bermuda company, acknowledges receipt of a copy of our notice of annual general meeting of shareholders and the accompanying proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2009, and, revoking any proxy previously given, hereby constitutes and appoints Sehat Sutardja, Ph.D., and Clyde R. Hosein, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to vote our common shares standing in the name of the undersigned at our annual general meeting of shareholders to be held on Friday, July 10, 2009 at 3:30 p.m., Pacific time, and at any adjournment or postponement thereof, and instructs said proxy to vote as follows:

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxy holders will have the authority to vote FOR the election of the two directors and FOR proposal 2, and in accordance with the discretion of the proxy holders, on any other matters as may properly come before the annual general meeting.

Please complete, sign, date and return the proxy card promptly using the enclosed envelope.

YOUR VOTE IS VERY IMPORTANT.

(Continued and to be signed on the reverse side.)

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